UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Tenneco Inc.

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Tenneco Inc.
500 North Field Drive
Lake Forest, Illinois 60045
(847) 482-5000

March 31, 2009

To the Stockholders of Tenneco Inc.:

The Annual Meeting of Stockholders of Tenneco Inc. will be held Wednesday, May 13, 2009, at 10:00 a.m., local time, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045.

Holders of common stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Form 10-K to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

A record of our activities for the year 2008 is contained in our Form 10-K, which you may access by following the instructions contained in our Notice of Internet Availability of Proxy Materials. We urge each stockholder who cannot attend the Annual Meeting to please assist us in preparing for the meeting by following the voting procedures contained in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

Very truly yours,
GREGG M. SHERRILL

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS May 13, 2009
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 2009
BACKGROUND
ELECTION OF DIRECTORS
NOMINEES FOR THE ELECTION TO THE BOARD OF DIRECTORS
CORPORATE GOVERNANCE
OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
REPORT OF AUDIT COMMITTEE
RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
APPROVAL OF AMENDMENTS TO THE TENNECO INC. 2006 LONG-TERM INCENTIVE PLAN
OTHER MATTERS
SOLICITATION OF PROXIES AND VOTING
EFFECT OF ABSTENTIONS AND BROKER NON-VOTES
INCORPORATION BY REFERENCE
DIRECTIONS TO ANNUAL MEETING
SUBMISSION OF STOCKHOLDER PROPOSALS
APPENDIX A

Tenneco Inc.
500 North Field Drive
Lake Forest, Illinois 60045
(847) 482-5000

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
May 13, 2009

The Annual Meeting of Stockholders of Tenneco Inc. will be held at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045 on Wednesday, May 13, 2009, at 10:00 a.m., local time.

The purposes of the meeting are:

1. To elect ten directors for a term to expire at the 2010 Annual Meeting of Stockholders;

2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants for 2009;

3. To consider and act upon a proposal to amend the Tenneco Inc. 2006 Long-Term Incentive Plan to increase the shares of the Company’s common stock available for delivery under the plan by 2.3 million additional shares, with each share underlying an option counting as one share and each share underlying a full value award counting as 1.25 shares against the total plan availability; and

4. To consider and act upon such other matters as may properly be brought before the meeting, or any adjournment or postponement thereof.

The Board of Directors knows of no other matters at this time that may be brought before the meeting. Holders of common stock of record at the close of business on March 16, 2009 are entitled to vote at the meeting. A list of these stockholders will be available for inspection for 10 days preceding the meeting at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045, and also will be available for inspection at the meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Form 10-K on the Internet. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides stockholders with instructions on how to access the proxy materials and our Form 10-K, on the Internet, and, if they prefer, how to request paper copies of these materials. Plan participants who hold shares in their Tenneco 401(k) accounts and other stockholders who have previously requested paper copies of these materials may receive these materials by email or in paper. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

As a stockholder of Tenneco Inc., your vote is important. All stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible as instructed in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

By Order of the Board of Directors

DAVID A. WARDELL
Corporate Secretary

Lake Forest, Illinois
March 31, 2009

Tenneco Inc. 500 North Field Drive Lake Forest, Illinois 60045 (847) 482-5000

March 31, 2009

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 13, 2009

The Board of Directors of Tenneco Inc. (which we refer to as we, us, our, Tenneco or our company) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders on May 13, 2009, or at any adjournment or postponement thereof. Holders of common stock of record at the close of business on March 16, 2009 will be entitled to vote at the Annual Meeting. Each share is entitled to one vote. At March 16, 2009, there were 46,905,047 shares of common stock outstanding and entitled to vote.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) on March 31, 2009 to our stockholders of record. The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting and our Form 10-K (which includes our audited financial statements) on the Internet at www.proxyvote.com;

•	Instruct us to provide our future proxy materials to you electronically by email; and

•	If you prefer, request a printed set of the proxy materials and Form 10-K.

Plan participants who hold Tenneco shares in their 401(k) accounts and other stockholders who have previously requested paper copies of these materials may receive these materials by email or in paper. We elected to use electronic notice and access for our proxy materials because we believe this process will reduce our printing and mailing costs and, by reducing the amount of printed materials, will reduce the environmental impact of our annual stockholders’ meetings. Choosing to receive your future proxy materials by email will help us in these efforts. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

BACKGROUND

In 1996, we were formed and spun off from the company that, at the time, was known as Tenneco Inc. After the spin-off, we held the former Tenneco Inc.’s automotive and packaging operations. In 1999, we spun off the packaging operations and, at that time, changed our name to “Tenneco Automotive Inc.” In October 2005, we returned to the name “Tenneco Inc.,” as we believe the name Tenneco better represents the continued expansion of our offerings through our commercial and specialty vehicle businesses.

ELECTION OF DIRECTORS
(Item 1)

Our Board of Directors currently comprises ten individuals, all of whom are proposed to be elected at this Annual Meeting to serve for a term to expire at the annual meeting of stockholders to be held in 2010 and until their successors are chosen and have qualified.

The persons named as proxy voters in the accompanying proxy card, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors, unless otherwise indicated in your proxy. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Compensation/Nominating/Governance Committee of the Board of Directors.

You may vote “For” or “Against” any or all of the director nominees, or you may “Abstain” from voting. Assuming a quorum, each director nominee receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as director. A “majority of the votes cast” means the number of “For” votes cast exceeds the number of “Against” votes cast. A proxy marked “Abstain” with respect to any director will not be counted in determining the total number of votes cast.

Brief statements setting forth the age (at March 16, 2009), the principal occupation, the employment during at least the past five years, the year in which first elected a director and other information concerning each nominee appears below.

The Board of Directors recommends that you vote FOR all of the nominees listed below.

Because Tenneco is a Delaware corporation, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, the Board adopted a director resignation policy in Tenneco’s By-Laws. Under this policy, the Board of Directors will nominate for directors only those incumbent candidates who tender, in advance, irrevocable resignations, and the Board has obtained such conditional resignations from the nominees in this year’s proxy statement. The irrevocable resignations will be effective upon the failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. If a nominee fails to receive the required vote, the Compensation/Nominating/Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the stockholder vote. In addition, the director whose resignation is under consideration will not participate in the recommendation of the Compensation/Nominating/Governance Committee with respect to the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

NOMINEES FOR THE ELECTION TO THE BOARD OF DIRECTORS
For One-Year Terms Expiring at the 2010 Annual Meeting of Stockholders

Charles W. Cramb — Mr. Cramb has been Vice Chairman, Chief Finance and Strategy Officer of Avon Products, Inc., a global manufacturer and marketer of beauty and related products, since September 2007. Mr. Cramb joined Avon in November 2005 as Executive Vice President, Finance and Technology and Chief Financial Officer. Mr. Cramb was Senior Vice President and Chief Financial Officer of The Gillette Company, a global manufacturer and marketer of a wide variety of consumer products, from 1997 until October 2005. He joined Gillette in 1970 and served in a number of financial positions. From 1976 to 1981, he held several key financial management positions in Gillette’s European operations, including Manager, Financial Services, Gillette Europe, and Financial Controller, Gillette Industries Limited, UK. From 1981 to 1995, he held a series of senior financial management positions in the United States, including Controller, International Operations; Vice President, Finance and Strategic Planning, Gillette North Atlantic Group; Assistant Controller, The Gillette Company; and Vice President, Finance, Planning and Administration, Diversified Group. From 1995 to 1997, he was Corporate Vice President and Corporate Controller. He is a director of Idenix Pharmaceuticals, Inc., where he is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Cramb was elected a director of our company in March 2003, is 62 years old and is the Chairman of the Audit Committee.

Dennis J. Letham — Mr. Letham serves as Executive Vice President, Finance and Chief Financial Officer of Anixter International Inc., overseeing all of the company’s finance, accounting, tax, human resource and internal audit activities in 50 countries. Prior to assuming his role as Chief Financial Officer in 1995, Mr. Letham served as Executive Vice President and Chief Financial Officer of Anixter, Inc., the principal operating subsidiary of Anixter International Inc., which he joined in 1993. Previously, he had a ten-year career with National Intergroup Inc., where he was Senior Vice President and Chief Financial Officer, as well as Vice President and Controller. From 1983 to 1989, Mr. Letham held a number of senior financial positions for National Intergroup Inc., including its wholly-owned subsidiary National Aluminum Corporation that included Vice President and Controller, Director of Corporate Accounting, and Manager for Internal Audit. Mr. Letham began his career at Arthur Andersen & Co. in 1973 where he held progressive responsibilities in the Audit Department. Mr. Letham holds a bachelors degree from Pennsylvania State University’s Accounting Honors program. He also is a Certified Public Accountant. Mr. Letham who is 57 years old was elected a director of our company in October 2007 and is a member of the Audit Committee.

Frank E. Macher — Mr. Macher has served as Chief Executive Officer of Finance Manufacturing Acquisition & Capital since 2008. Previously he served as President and Chief Executive Officer and as a member of the Board of Directors of Collins & Aikman Corporation, a global supplier of motor vehicle parts, from July 2005 until his retirement in January 2007. Mr. Macher served as Chief Executive Officer of Federal Mogul Corporation, a manufacturer of motor vehicle parts and supplies, from January 2001 to July 2003 and Chairman of Federal Mogul from October 2001 to his retirement in January 2004. From June 1997 to his retirement in July 1999, Mr. Macher served as President and Chief Executive Officer of ITT Automotive, a supplier of automotive components. From 1966 to his retirement in 1996, Mr. Macher was employed by Ford Motor Company, serving most recently as Vice President and General Manager of the Automotive Components Division. Mr. Macher is 68 years old and was named a director of our company in July 2000. Mr. Macher is a member of the Audit Committee.

Hari N. Nair — Executive Vice President and President — International — Mr. Nair was named our Executive Vice President and President — International effective March 2007. Previously, Mr. Nair served as Executive Vice President and Managing Director of our business in Europe, South America and India. Before that, he was Senior Vice President and Managing Director — International. Prior to December 2000, Mr. Nair was the Vice President and Managing Director — Emerging Markets. Previously, Mr. Nair was the Managing Director for Tenneco Automotive Asia, based in Singapore and responsible for all operations and development projects in Asia. He began his career with the former Tenneco Inc. in 1987, holding various positions in strategic planning, marketing, business development, quality and finance.

Prior to joining Tenneco, Mr. Nair was a senior financial analyst at General Motors Corporation focusing on European operations. Mr. Nair is 48 years old and became a director of our company in March 2009.

Roger B. Porter — Mr. Porter is the IBM Professor of Business and Government and the Master of Dunster House at Harvard University. Mr. Porter has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Ford, Reagan and George H. W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy Board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. He is also a director of Zions Bancorporation, Pactiv Corporation, Extra Space Storage Inc. and Packaging Corporation of America. Mr. Porter is 62 years old and has been a director of our company since January 1998. Mr. Porter is the Chairman of the Compensation/Nominating/Governance Committee.

David B. Price, Jr. — Mr. Price has served as Chief Executive Officer, President and Founder of Birdet Price, LLC, an investment and consulting firm wholly-owned by Mr. Price, since July 2001. Previously, Mr. Price was President of Noveon Inc. from February 2001 until May 2001. Noveon, Inc. was formerly the Performance Materials segment of BF Goodrich Company prior to its sale to an investor group in February 2001. While with BF Goodrich Company from July 1997 to February 2001, Mr. Price served as Executive Vice President of the BF Goodrich Company and President and Chief Operating Officer of BF Goodrich Performance Materials. Prior to joining BF Goodrich, Mr. Price held various executive positions over a 25-year span at Monsanto Company, most recently serving as President of the Performance Materials Division of Monsanto Company from 1995 to July 1997. From 1993 to 1995, he was Vice President and General Manager of commercial operations for the Industrial Products Group and was also named to the management board of Monsanto’s Chemical Group. He is a director and Chairman of the YMCA of Greater St. Louis and a Director of St. Lukes Hospital in St. Louis. He is also a director of CH2M HILL. Mr. Price is 63 years old and was named a director of our company in November 1999. Mr. Price is a member of the Compensation/Nominating/Governance Committee.

Gregg M. Sherrill — Chairman and Chief Executive Officer — Mr. Sherrill was named our Chairman and Chief Executive Officer in January 2007. Mr. Sherrill joined us from Johnson Controls Inc., where he served since 1998, most recently as President, Power Solutions. From 2002 to 2003, Mr. Sherrill served as the Vice President and Managing Director of Europe, South Africa and South America for Johnson Controls’ Automotive Systems Group. Prior to joining Johnson Controls, Mr. Sherrill held various engineering and manufacturing assignments over a 22-year span at Ford Motor Company, including Plant Manager of Ford’s Dearborn, Michigan engine plant and Director of Supplier Technical Assistance. Mr. Sherrill is 56 years old and became a director of our company in January 2007.

Paul T. Stecko — Mr. Stecko has served as the Chief Executive Officer of Packaging Corporation of America since April 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco Inc. From December 1993 through January 1997, Mr. Stecko served as Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging Inc., Mr. Stecko spent 16 years with International Paper Company. He is a director of State Farm Mutual Insurance Company, American Forest and Paper Association and Smurfit Kappa Group, and is the Chairman of the Board of Packaging Corporation of America. Mr. Stecko is 64 years old and has been a director of our company since November 1998. Mr. Stecko is a member of the Compensation/Nominating/Governance Committee.

Mitsunobu Takeuchi — Mr. Takeuchi served as Chairman Emeritus of DENSO International America, Inc., the North American arm of Japan-based DENSO Corp., a worldwide supplier of advanced automotive systems and components, from 2004 until January 2006. Mr. Takeuchi joined DENSO in 1964 and rose through a series of sales and general manager positions in Japan and North America, with experience in both original equipment and aftermarket. He became President and Chief Executive Officer, DENSO International America in 1997, Chairman and Chief Executive Officer in 2002 and Chairman Emeritus in 2004. He served as a member of the Board of Directors of Denso Corporation from March 1995 until his retirement in June 2004. Mr. Takeuchi is a director of the Economic Club of Detroit and the Motor Equipment Manufacturers Association and a member and past president of the Japan Business Society of Detroit. Mr. Takeuchi is 67 years old and has been a director of our company since January 2006. Mr. Takeuchi is a member of the Audit Committee.

Jane L. Warner — Ms. Warner has served as Executive Vice President at Illinois Tool Works Inc., a global manufacturer of specialty products and equipment, since August 2007, where she has worldwide responsibility for its Global Finishing and Software businesses. Ms. Warner joined Illinois Tool Works Inc. in December 2005 as Group President of its Finishing and Click Commerce businesses. Prior to this, Ms. Warner was President of Plexus Systems, L.L.C., a provider of manufacturing information systems from June 2004 until December 2005 and an executive with Electronic Data Systems from 2000 through June 2004, where she was President of their Global Manufacturing Information Solutions Group. Ms. Warner served as Executive Vice President for first tier supplier Textron Automotive from 1994 through 1999, where she was President of its Kautex North America and Randall divisions. Previously, Ms. Warner held various positions over a 20-year span at General Motors Corporation which included General Superintendent and Assistant Chief Engineer. She was sponsored as a Sloan Fellow to Stanford University where she received a Master’s in Management. Ms. Warner is a board member of MeadWestvaco Corporation, where she sits on the Audit and Safety, Health and Environmental Committees and a member of the Board of Trustees for Kettering University where she is past Chair and serves on the Finance Committee. Ms. Warner is 62 years old and was named a director of our company in October 2004. Ms. Warner is a member of the Audit Committee and the Compensation/Nominating/Governance Committee.

CORPORATE GOVERNANCE

Overview

We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with these responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Listed below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.

Independence of Directors (see pp. 7-8)

•	Eight of the Company’s ten current directors are independent under the New York Stock Exchange (“NYSE”) listing standards. Assuming all nominees presented in this Proxy Statement are elected at the Annual Meeting, eight of our ten directors will be independent under the NYSE listing standards.

•	Independent directors are scheduled to meet separately in executive session after every regularly scheduled Board of Directors meeting.

•	We have a lead independent director, Mr. Paul T. Stecko.

Audit Committee (see pp. 10-11 and p. 43)

•	All members meet the independence standards for audit committee membership under the NYSE listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

•	Two members of the Audit Committee, Messrs. Charles Cramb and Dennis Letham, have been designated as “audit committee financial experts” as defined in the SEC rules. All members of the Audit Committee satisfy the NYSE’s financial literacy requirements.

•	The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint, review, evaluate and replace our independent auditors.

•	The Audit Committee has adopted policies and procedures governing the pre-approval of all audit, audit-related, tax and other services provided by our independent auditors.

Compensation/Nominating/Governance Committee and Subcommittee (see pp. 8-10 and p. 42)

•	All members meet the independence standards for compensation and nominating committee membership under the NYSE listing standards.

•	The Compensation/Nominating/Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.

•	In December 2005, an Executive Compensation Subcommittee was formed which has the responsibility to consider and approve equity-based compensation for our executive officers which is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code.

Corporate Governance Principles

•	We have adopted Corporate Governance Principles, including qualification and independence standards for directors.

Stock Ownership Guidelines

•	We have adopted Stock Ownership Guidelines to align the interests of our executives with the interests of stockholders and promote our commitment to sound corporate governance.

•	The Stock Ownership Guidelines apply to the non-management directors, the Chairman and Chief Executive Officer, all Executive Vice Presidents and all Senior Vice Presidents.

Communications with Directors (see pp. 11-12)

•	The Audit Committee has established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters.

•	Additionally, the Board of Directors has established a process for stockholders to communicate with the Board of Directors, as a whole, or any independent director.

Codes of Business Conduct and Ethics

•	We have adopted a Code of Ethical Conduct for Financial Managers that applies to our Chief Executive Officer, Chief Financial Officer, Controller and other key financial managers.

•	We also operate under an omnibus Statement of Business Principles that applies to all directors, officers and employees and includes provisions ranging from restrictions on gifts to conflicts of interest. All salaried employees are required to affirm annually in writing their acceptance of, and compliance with, these principles.

Related Party Transactions Policy (see pp. 12-13)

•	We have adopted a Policy and Procedure for Transactions with Related Persons, under which our Audit Committee must generally pre-approve transactions involving more than $120,000 with our directors, executive officers, five percent or greater stockholders and their immediate family members.

Equity Award Policy

•	We have adopted a written policy to be followed for all issuances by our company of compensatory awards in the form of our common stock or any derivative of our common stock.

Personal Loans to Executive Officers and Directors

•	We comply with and operate in a manner consistent with the legislation outlawing extensions of credit in the form of a personal loan to or for our directors or executive officers.

Our Audit Committee, Compensation/Nominating/Governance Committee and Executive Compensation Subcommittee Charters, Corporate Governance Principles, Stock Ownership Guidelines, Accounting Complaints Policy, Code of Ethical Conduct for Financial Managers, Statement of Business Principles, Policy and Procedures for Transactions with Related Persons, Equity Award Policy, Director Communications Policy and Audit/Non-Audit Services Policy may be accessed on our website at www.tenneco.com. The contents of the website are not, however, a part of this proxy statement. In addition, we will make a copy of any of these documents available to any person, without charge, upon written request to Tenneco Inc., 500 North Field Drive, Lake Forest, Illinois 60045, Attn: General Counsel. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable NYSE rules regarding amendments to or waivers of our Code of Ethical Conduct for Financial Managers and Statement of Business Principles by posting this information on our website at www.tenneco.com.

The Board of Directors and Its Committees

General.  Our Board of Directors currently comprises ten members, eight of whom are not officers of our company and two of whom are officers of our company. The Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of the Board and a focus on matters of importance to our stockholders.

The Board of Directors has determined that all of our non-management directors are “independent” as that term is defined under the listing standards of the NYSE. As part of its analysis, the Board determined that none of the outside directors has a direct or indirect material relationship with us. Under written guidelines adopted by the Board, the following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence:

•	the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) does business with us and the annual sales to, or purchases from, us are less than 1% of the annual consolidated revenues of both our company and the other company;

•	the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) is indebted to us, or to which we are indebted, and the total amount of either company’s consolidated indebtedness to the other is less than 1% of the total consolidated assets of the indebted company;

•	the director is an executive officer of another company in which we own a common equity interest, and the amount of our interest is less than 5% of the total voting power of the other company; or

•	the director serves as an employee, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 1% of that organization’s total annual charitable receipts.

No outside director has a relationship with us that is not within these guidelines.

In making its determinations, the Board of Directors considered the following relationships, all of which are within these guidelines: in the case of Mr. Letham, an ordinary course supply arrangement between our company and the company where he serves as executive vice president, finance and chief financial officer; in the case of Mr. Stecko, an ordinary course supply arrangement between our company and the company where he serves as chief executive officer; and in the case of Ms. Warner, an ordinary course supply arrangement between our company and the company where she serves as executive vice president.

During 2008, the Board of Directors held eight meetings. All of our directors who served in 2008 attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board held and on which the director served. The Board of Directors is scheduled to meet in executive session, without management, after every regularly scheduled Board meeting. Mr. Stecko acts as lead independent director to chair these executive sessions and as primary spokesperson in communicating matters arising out of these sessions to our management.

All of the directors attended last year’s annual meeting of the stockholders. The Board of Directors has a policy that, absent unusual circumstances, all directors attend our annual stockholder meetings.

The Board of Directors has the following standing committees, which have the responsibilities and authority described below.

Compensation/Nominating/Governance Committee and Subcommittee.  The members of the Compensation/Nominating/Governance Committee are Ms. Warner and Messrs. Price, Stecko and Porter, who is the Chairman of the Committee. The Compensation/Nominating/Governance Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in the NYSE listing standards.

The Compensation/Nominating/Governance Committee has the responsibility, among other things, to:

•	establish the salary rate of the officers and employees of our company and its subsidiaries;

•	examine periodically our compensation structure;

•	supervise our welfare and pension plans and compensation plans; and

•	produce an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations of the SEC.

It also has significant corporate governance responsibilities including, among other things, to:

•	review and determine the desirable balance of experience, qualifications and expertise among members of the Board;

•	review possible candidates for membership on the Board and recommend a slate of nominees for election as directors at each annual meeting of stockholders;

•	review the function and composition of the other committees of the Board and recommend membership on these committees;

•	review the qualifications of and recommend candidates for election as officers of our company; and

•	develop, recommend to the Board of Directors for approval and, as appropriate, recommend to the Board of Directors revisions to our applicable Corporate Governance Principles.

The Compensation/Nominating/Governance Committee may form and delegate authority to subcommittees when appropriate and to the extent permitted by applicable law and the rules of the NYSE. Once a subcommittee of this committee is so formed, the committee may exercise any authority in its discretion that is granted to the subcommittee.

An Executive Compensation Subcommittee, consisting of all Compensation/Nominating/Governance Committee members except Mr. Stecko, was formed in 2005. This subcommittee has the responsibility of considering and approving equity-based compensation for our Chief Executive Officer and our other executive officers which is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code. This subcommittee does not have the authority to further delegate its responsibilities.

Each of the Compensation/Nominating/Governance Committee and its Executive Compensation Subcommittee operates pursuant to a written charter, the current versions of which were reaffirmed by the Board of Directors and the Compensation/Nominating/Governance Committee, respectively, in March 2009 as part of their annual review process. The Compensation/Nominating/Governance Committee held six meetings and the Executive Compensation Subcommittee held three meetings during 2008.

The Compensation/Nominating/Governance Committee engages Hewitt Associates, LLC as its regular outside compensation consultant. Hewitt reports directly to the Compensation/Nominating/Governance Committee and the scope of its assignment is to (i) assist in decision-making with respect to executive compensation, (ii) provide plan design advice, (iii) provide annual competitive market studies against which committee members can analyze executive compensation and (iv) apprise the committee members regarding best practices and pay levels in association with director compensation. For our director compensation, Hewitt prepares comparative market data and presents that information directly to the committee and the Board. The committee and the Board review this data and establish director compensation in consultation with Hewitt.

From time to time, the committees will review materials prepared by other consultants to assist it with specific compensation matters. For example, in 2006, management engaged Buck Consultants, a pension actuarial firm, to provide advice concerning the restructuring of Tenneco’s defined benefit and defined contribution retirement benefits plans for U.S. salaried and non-union hourly employees. This information was reviewed by the Compensation/Nominating/Governance Committee in connection with its decision to freeze future accruals under our defined benefits retirement plans at the end of 2006, as described under “Executive Compensation — Post-Employment Compensation — 2006 Changes in Defined Benefits.”

For a discussion of the role of our executive officers in the establishment of executive officer compensation, see “Executive Compensation — Compensation Discussion and Analysis.” Our executive officers do not participate in the process for establishing director compensation.

A report of the Compensation/Nominating/Governance Committee regarding executive compensation appears elsewhere in this proxy statement. For a more detailed discussion of the Compensation/

Nominating/Governance Committee’s processes and procedures for considering and determining executive compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

Audit Committee.  The members of the Audit Committee are Ms. Warner and Messrs. Letham, Macher, Takeuchi and Cramb, who is the Chairman of the Committee. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the Sarbanes-Oxley Act of 2002, and the SEC rules adopted thereunder, and the NYSE listing standards. The Board of Directors has designated Mr. Cramb and Mr. Letham as “audit committee financial experts” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Management is responsible for our internal controls over the financial reporting process. The independent public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted audit standards and for issuing a report on its audit. The Audit Committee’s duty is to oversee and monitor these activities on behalf of the Board of the Directors. Specifically, the Audit Committee has the responsibility, among other things, to:

•	select and approve the compensation of our independent public accountants;

•	review and approve the scope of the independent public accountants’ audit activity and all non-audit services;

•	review with management and the independent public accountants the adequacy of our basic accounting system and the effectiveness of our internal audit plan and activities;

•	review with management and the independent public accountants our certified financial statements and exercise general oversight over the financial reporting process;

•	review with us litigation and other legal matters that may affect our financial condition and monitor compliance with business ethics and other policies;

•	review the independence, qualifications and performance of our independent public accountants;

•	provide an avenue of communication among the independent public accountants, management, the internal auditors and the Board of Directors; and

•	prepare the audit-related report required by the SEC to be included in our annual proxy statement.

In fulfilling its responsibilities, the Audit Committee reviewed with management and the independent public accountants:

•	significant issues, if any, regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles, and significant issues, if any, as to the adequacy of our internal controls and any special audit steps adopted in view of material internal control deficiencies;

•	analyses prepared by management and/or the independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on financial statements;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on our financial statements; and

•	the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance provided to analysts and rating agencies.

In addition, the Audit Committee has discussed our major risk exposures and the steps that management has taken to monitor and control such exposures. Management is required to advise the Committee of any instances of fraud relating to employees who have a significant role in our internal controls. The Committee was advised that management was not aware of any such instances of fraud.

The Audit Committee operates under a written charter, the current version of which was reaffirmed by the Board of Directors in March 2009 as part of its annual review process. The Audit Committee held twelve meetings in 2008. A report of the Audit Committee appears elsewhere in this proxy statement.

Consideration of Director Nominees.  The Compensation/Nomination/Governance Committee regularly assesses the size of the Board of Directors, the need for expertise on the Board of Directors and whether any vacancies are expected on the Board of Directors due to retirement or otherwise. The Committee’s process for identifying and evaluating nominees is as follows: In the case of incumbent directors, the Committee reviews annually such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with us during their term. In the event that vacancies are anticipated, or otherwise arise, the Compensation/Nomination/Governance Committee considers various potential candidates for director which may come to its attention through a variety of sources, including current Board members, stockholders or other persons. In addition, from time to time the Committee will retain a professional search firm to assist it in identifying director candidates, for which the firm generally receives a fee. All candidates for director are evaluated at regular or special meetings of the Compensation/Nomination/Governance Committee. In evaluating and determining whether to recommend a person as a candidate for election as a director, the Compensation/Nomination/Governance Committee considers the qualification standards set forth in our Corporate Governance Principles, including: (1) personal and professional ethics, integrity and values; (2) an ability and willingness to undertake the requisite time commitment to Board functions; (3) independence pursuant to the guidelines set forth in the Corporate Governance Principles and applicable rules and regulations; (4) age, which must be less than 72; (5) the potential impact of service on the board of directors of other public companies, including competitors of our company; and (6) an absence of employment at a competitor of our company.

The Compensation/Nominating/Governance Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by stockholders in submitting recommendations. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. A stockholder of our company may nominate persons for election to the Board of Directors at an annual meeting if the stockholder submits such nomination, together with certain related information required by our By-Laws, in writing to our Corporate Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event, however, that the date of the annual meeting is more than thirty days before or more than seventy days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the meeting is first made. Following verification of the stockholder’s status, the Compensation/Nomination/Governance Committee will perform an initial analysis of the qualifications of the nominee pursuant to the criteria listed above to determine whether the nominee is qualified for service on our Board of Directors before deciding to undertake a complete evaluation of the nominee. Other than the verification of compliance with the procedures set forth in our By-Laws and stockholder status, and the initial analysis performed by the Compensation/Nomination/Governance Committee, a person nominated by a stockholder for election to the Board of Directors is treated like any other potential candidate during the review process by the Compensation/Nomination/Governance Committee.

Communications with the Directors.  Anyone who has a concern about our conduct, or about our accounting, internal accounting controls or auditing matters, may communicate that concern directly to the Board of Directors, our lead independent director (Mr. Stecko) or any other non-employee director or the Audit Committee. All such concerns will be forwarded to the appropriate directors for their review, and all concerns related to audit or accounting matters will be forwarded to the Audit Committee. All reported concerns will be simultaneously reviewed and addressed by our Chief Compliance Officer and General Counsel, or his or her designee (unless he or she is alleged to be involved in the matter at issue). The status of all outstanding concerns addressed to the Board, the non-employee directors or the Audit Committee will be reported to the Board or the Audit Committee (as applicable) on a quarterly basis. The Board or any committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. Our corporate policies prohibit retaliatory action against any employee who raises concerns or questions in good faith about these matters.

Stockholders wishing to communicate with the Board of Directors, any outside director or the Audit Committee may do so by writing to our Corporate Secretary at 500 North Field Drive, Lake Forest, Illinois 60045. The Corporate Secretary will forward any communications as directed by the stockholder. We maintain a separate, internal system for the receipt of communications from employees.

Transactions with Related Persons

The Board of Directors has adopted its Policy and Procedures for Transactions with Related Persons. As a general matter, the policy requires the Audit Committee to review and approve or disapprove the entry by us or our subsidiaries into certain transactions with related persons. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is:

•	any director, nominee for director or executive officer of our company;

•	any immediate family member of a director, nominee for director or executive officer; and

•	any person, and his or her immediate family members, or any entity, including affiliates, that was a beneficial owner of five percent or more of any of our outstanding equity securities at the time the transaction occurred or existed.

If advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the committee for possible approval, amendment, termination or rescission. In reviewing any transaction, the committee will take into account, among other factors the committee deems appropriate, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. The Board of Directors has delegated to the chair of the committee the authority to approve, disapprove or ratify any transaction with a related person in which the aggregate amount involved is expected to be less than $1,000,000.

The policy provides that the following transactions are pre-approved for the purposes of the policy:

•	Employment of executive officers and compensation of directors and executive officers that is otherwise being reported in our annual proxy statement (as these transactions are otherwise subject to approval by the Board of Directors or one of its committees);

•	A transaction where the related person’s only interest is as an employee, director or owner of less than 10% of the other company’s shares, and if the transaction involves the sale of purchase or sale of goods or services, the annual sales to or purchases from our company are less than 1% of the annual consolidated revenue for both our company and the other company, or, if the transaction involves lending or borrowing, the total amount of either company’s indebtedness is less than 1% of the total consolidated assets of the indebted company;

•	Contributions to charitable organizations, foundations or universities at which a related person’s only relationship is as an employee, director or trustee, if the aggregate amount does not exceed 1% of the charitable organization’s total annual receipts;

•	Transactions where the related person’s only interest arises solely from the ownership of our common stock, and where all stockholders of our company receive benefits on a pro rata basis;

•	Transactions involving competitive bidding;

•	Transactions where the related person renders services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.

Based solely upon our review of such forms furnished to us during 2008, and upon the written representations received by us from certain of our directors and executive officers that no Forms 5 were required, we believe that our directors, executive officers and 10% or greater stockholders complied with all Section 16(a) filing requirements on a timely basis during 2008.

OWNERSHIP OF COMMON STOCK

Management

The following table shows, as of March 16, 2009, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each person who is named in the Summary Compensation Table below; and (3) all directors and executive officers as a group.

	Shares of
	Common Stock		Percent of
	Owned		Common Stock
	(1)(2)(3)(4)		Outstanding

Directors
Charles W. Cramb	27,485		*
Dennis J. Letham	13,757		*
Frank E. Macher	13,314		*
Hari N. Nair	324,575		*
Roger B. Porter	49,662		*
David B. Price, Jr.	78,834		*
Gregg M. Sherrill	435,322		*
Paul T. Stecko	33,806		*
Mitsunobu Takeuchi	6,510		*
Jane L. Warner	17,512		*

Named Executive Officers

Kenneth R. Trammell	233,960		*
Neal A. Yanos	162,383		*
Timothy E. Jackson	173,163		*
All executive officers and directors as a group (18 individuals)	2,034,019	(5)	4.2%

*	Less than one percent.

(1)	Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as described in note (2) below) as set forth in this column, except for restricted shares.

(2)	Includes shares of restricted stock. At March 16, 2009, Messrs. Sherrill, Trammell, Nair, Yanos and Jackson held 213,593, 37,083, 63,077, 28,077 and 21,673 restricted shares, respectively. Also includes shares that are subject to options that are exercisable within 60 days of March 16, 2009 for Ms. Warner and Messrs. Cramb, Nair, Porter, Price, Sherrill, Stecko, Trammell, Yanos and Jackson to purchase 6,502, 16,475, 215,334, 35,000, 35,000, 106,667, 10,000, 149,083, 94,166 and 79,595 shares, respectively.

(3)	Each of the individuals listed in the table owns less than 1% of the outstanding shares of our common stock, respectively, except for all directors and executive officers as a group, who beneficially own approximately 4.2% of the outstanding common stock.

(4)	For outside directors, does not include common stock equivalents received in payment of director fees. These common stock equivalents are payable in cash or, at our option, shares of common stock after an outside director ceases to serve as a director. At March 16, 2009, the total number of common stock equivalents held by Ms. Warner and Messrs. Cramb, Letham, Macher, Porter, Price, Stecko and Takeuchi was: 17,174, 34,793, 20,738, 33,071, 89,641, 55,358, 55,358 and 14,606, respectively.

(5)	Includes 957,044 shares that are subject to options that are exercisable within 60 days of March 16, 2009 by all executive officers and directors as a group. Includes 434,781 shares of restricted stock. Does not include 91,914 common stock equivalents held by an executive officer pursuant to a deferred compensation plan.

Certain Other Stockholders

The following table sets forth, as of March 16, 2009, certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock (the only class of voting securities outstanding).

	Shares of
Name and Address	Common Stock	Percent of Common
of Beneficial Owner(1)	Owned(1)	Stock Outstanding

Wellington Management Company, L.L.P.(2) 75 State Street Boston, MA 02109	6,344,146	13.53%
FMR LLC, Edward C. Johnson 3d(3) 82 Devonshire Street Boston, MA 02109	3,766,760	8.03%
Transamerica Investment Management, LLC	3,567,877	7.61%

(1)	This information is based on information contained in filings made with the SEC regarding the ownership of our common stock.

(2)	Wellington Management Company, L.L.P. (“Wellington”) has shared voting power for 4,629,845 shares and shared dispositive power for 6,344,146 shares. The securities reported by Wellington, in its capacity as investment adviser, are owned of record by clients of Wellington. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to Wellington to have such right or power with respect to more than five percent of this class of securities.

(3)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 3,072,980 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 3,072,980 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 657,780 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 657,780 shares and sole power to vote or to direct the voting of 657,780 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, is the beneficial owner of 36,000 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FIL, or trusts for their benefit, own approximately 47% of the voting shares of FIL. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. However, FMR LLC has made filings with the SEC as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation/Nominating/Governance Committee of our board of directors. In late 2005, the committee formed an Executive Compensation Subcommittee, which is responsible for making executive compensation determinations with respect to stock options and other equity-based compensation that may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. For a description of the composition, authority and responsibilities of the committee and subcommittee, see “Corporate Governance — The Board of Directors and Its Committees — Compensation/Nominating/Governance Committee and Subcommittee.” Unless the context requires otherwise, in this Compensation Discussion and Analysis when we refer to the “committee,” we are also referring to the subcommittee with respect to performance-based compensation under Section 162(m), and when we refer to “executives,” we are referring to the named executive officers whose compensation is shown in this proxy statement under “— Summary Compensation Table.”

Compensation Objectives

The basic philosophy underlying our executive compensation policies, plans and programs is that (1) executive and stockholder financial interests should be aligned as closely as possible, and (2) compensation packages should be based on delivering pay in line with performance.

Accordingly, our executive compensation program has been structured to:

•	Reinforce a results-oriented management culture with executive pay that varies according to performance.

•	Focus executives on annual and long-term business results with the overarching goal of enhancing stockholder value.

•	Align the interests of our executives and stockholders through equity-based compensation awards.

•	Provide executive compensation packages that attract, retain and motivate executives of the highest qualifications, experience and ability.

Based on these objectives, our executive compensation program is designed to provide competitive levels of compensation derived from several sources: salaries; annual cash incentive awards; stock ownership opportunities through stock options and restricted stock; and other equity-based long-term compensation. We also offer other benefits typically offered to executives by major U.S. corporations, including defined benefit retirement plans (future benefit accruals under which were substantially eliminated for senior management in 2006 as described below), defined contribution retirement plans, perquisites, employment agreements (in limited cases), severance and change in control benefits and welfare benefits.

Compensation Process

In determining competitive compensation, the committee engages a nationally recognized compensation consulting firm that reports directly to the committee to maintain its independence. For more information regarding this consulting firm and the scope of its assignment, see “Corporate Governance — The Board of Directors and Its Committees — Compensation/Nominating/Governance Committee and Subcommittee.” For our Chief Executive Officer (CEO), the consulting firm generally provides market data regarding salary, annual cash incentive award targets, and long-term incentive compensation awards, and provides advice directly to the committee as it makes decisions with respect to compensation. For the other executives, our management formulates the initial recommendations regarding salary, annual cash incentive award targets and equity-based and other long-term incentive compensation awards. The committee reviews the recommendations in light of market data prepared by the consulting firm. For other forms of compensation and benefits, management generally makes initial recommendations that are considered by the committee.

Our policy is to provide salary, annual cash incentive payments and long-term incentive compensation to executives based on performance that is competitive and at market levels with comparable companies when financial and qualitative targets are met (i.e. 50th percentile for target performance). In making its determinations regarding these elements of compensation, the committee regularly reviews data regarding compensation practices at other companies that it determines to be relevant to compensation matters affecting our company. Historically, we have not regularly engaged in any form of benchmarking regarding other elements of compensation. As described below, however, we did examine some benchmarking data in connection with our 2006 decision to substantially eliminate future accruals to our defined benefit retirement plans and were provided with advice regarding market practices when determining to amend and restate our change in control plan in 2007.

The benchmarking information we use in establishing salary, annual cash incentive payments and equity-based incentive compensation typically includes the most recently available data regarding companies believed to be comparable to our company in terms of industry (automotive parts manufacturing), size (total revenues, number of employees) and/or other factors. For 2008 compensation determinations, specific data was reviewed regarding a comparison group of eighteen companies selected to reflect a balance of automotive sector and other traditional manufacturing companies. The data was weighted based on the size of revenues of the comparison companies. The following is a list of these companies and a description of why the committee believes they are appropriate for the comparison group:

Company	Basis of Comparison

A.O. Smith Corporation	Manufacturer; comparable employee base; Midwest headquarters
ArvinMeritor, Inc.	Automotive industry; comparable revenues and employee base
BorgWarner Inc.	Automotive industry; comparable revenues and employee base
Briggs & Stratton Corporation	Manufacturer; comparable market capitalization; Midwest headquarters
Cummins, Inc.	Manufacturer; Midwest headquarters
Eastman Chemical Company	Comparable revenues; produce paint and plastics for automotive industry
FMC Technologies, Inc.	Manufacturer; comparable revenues; former Midwest headquarters
The Goodyear Tire & Rubber Company	Automotive industry
Johnson Controls, Inc.	Automotive industry; Midwest headquarters
Lear Corporation	Automotive industry
Lennox International Inc.	Manufacturer; comparable employee base
Steelcase Inc.	Manufacturer; Midwest headquarters
Stewart & Stevenson Services, Inc.	Manufacturer for aligned industries
Teleflex Incorporated	Manufacturer; comparable employee base
Temple-Inland Inc.	Comparable revenues and employee base
W.W. Grainger, Inc.	Midwest headquarters
Whirlpool Corporation	Manufacturer; Midwest headquarters
Worthington Industries, Inc.	Manufacturer; Midwest headquarters

In addition, with respect to the executives other than our CEO, the committee reviewed aggregate data regarding a broader group of durable goods manufacturers (that were not specifically identified to the committee). This data was prepared by the consulting firm and compared targeted and actual compensation paid by these companies to their executive officers in specified positions to the compensation we pay to executives in the same or similar positions.

Consistent with our compensation objectives described above, our executive compensation program is designed to be typical of the compensation programs that companies of similar size and in similar industries offer to their executive officers. In addition to looking at the competitiveness of the elements of pay, the committee uses “tally sheets” to review the total amount of compensation and benefits provided to the executive officers annually as well as over a period of years. The tally sheets also help the committee consider pay decisions in the context of an executive’s total compensation.

Traditionally, our CEO and senior human resources executive annually review with the committee the annual salary, incentive plan target and long-term and stock-based compensation for each of our executives and other key management personnel (excluding the CEO). The committee approves that plan with any changes that the committee deems appropriate. The compensation that is developed for each of these executives is based on competitive market data and on the CEO’s subjective recommendations regarding the executive’s overall contributions. Traditionally, the committee also reviews separately and sets the salary, incentive plan target and long-term and stock-based compensation of the CEO based on competitive market data as well as the committee’s assessment of the CEO’s past performance and anticipated future contributions.

Design and Elements of Compensation

Our compensation program generally provides that, as an executive’s level of responsibility increases, a greater portion of his or her potential total compensation is based on corporate performance and varies in accordance with the market price of our common stock. This results in greater potential variability in the individual’s total compensation from year-to-year. In designing and administering the components of the executive compensation program, the committee strives to balance short and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance and determining actual incentive payments.

The following is a description of each element of our executive compensation program, along with a discussion of the decisions of and action taken by the committee with respect to each such aspect of compensation for 2008.

Salary and Bonus/Non-Equity Incentive Plan Compensation

An executive’s basic annual cash compensation package consists primarily of a base salary and payments under the Tenneco Value Added Incentive Compensation Plan, which we call the TAVA Plan. The TAVA Plan provides for annual incentive payments based on objective and subjective determinations regarding corporate performance. These elements of compensation are customary within our industry.

The 2008 salary levels established for our executives were designed to be, in general, in the 50th percentile range when compared to the salaries set by the companies in the compensation surveys reviewed as described above. For 2008, the committee’s standard merit increase for executives and other senior managers was 3.5%, although the average executive increase was approximately 15% due to adjustments to reflect promotions and to place the executive at the 50th percentile compared to his counterpart at comparable companies. The following table shows the base salary for each named executive officer as of December 31, 2007 and December 31, 2008 and the reasons for any increase during 2008:

Named Executive Officer	2007 Base Salary ($)	2008 Base Salary ($)	Reason For Change

Gregg M. Sherrill	875,000	950,000	Merit/Adjustment to market
Hari N. Nair	475,000	625,000	Merit/Promotion/Adjustment to market
Kenneth R. Trammell	408,825	500,000	Merit/Promotion/Adjustment to market
Neal A. Yanos	375,000	426,937	Merit/Promotion/Adjustment to market
Timothy E. Jackson	380,000	393,000	Merit

The TAVA Plan target payment levels established for our executives for 2008 were also designed to be, in general, in the 50th percentile range when compared to target levels for similar payments set by the companies in the compensation surveys reviewed as described above. Like executives at peer companies, under the TAVA Plan our executives had the potential to earn payouts above or below the targeted 50th percentile based on our actual corporate performance.

The current annual performance goal for the TAVA Plan was developed, initially, by Stern Stewart & Co., an independent consulting firm with expertise in EVA® based incentive programs (EVA® is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Stewart & Co.). The firm developed the goal as part of a multi-year recommendation to the committee made in early 2006. The firm’s recommended performance goals were reviewed by the committee. The committee approved the goals with any changes the committee determined appropriate. At the conclusion of each year, the committee approves incentive award payments to executives based on the degree of achievement of the goals established for that year and on judgments of performance as follows: (i) 75% of an individual’s award is determined through a formula tied to our corporate achievement of pre-established EVA® objectives, and (ii) 25% of an individual’s award is based on the committee’s discretionary determination of corporate performance.

We use EVA® as the performance metric for the TAVA Plan because we believe strong EVA® performance is highly correlated with strong stockholder returns and that making business decisions based on EVA® balances cash-oriented results and earnings-oriented results. We continue to base 25% of an individual’s bonus on the committee’s discretionary determination of corporate performance because the committee believes that it needs to retain flexibility to respond to circumstances where EVA® performance alone does not address performance made by our company for a particular year or where the committee determines that other factors should be considered in establishing bonuses.

The 25% portion of an individual’s payout that is discretionary under the TAVA Plan is non-formulaic and is determined by the committee based on factors which take into account, but are not limited to, the relative performance of our company versus our peers in key strategic and operational areas. The factors considered may change from year to year.

For 2008, the targeted level of EVA® improvement that would have resulted in an executive receiving an EVA®-based bonus equal to 100% of his targeted bonus amount was an improvement of $13 million over EVA® for 2007. While there is no maximum payout, the potential payouts typically range from zero to two times targeted bonus based upon the actual EVA® growth in relation to the targeted improvement. For 2008, EVA® would have needed to improve $37 million over EVA® for 2007 for an executive to have received an EVA®-based bonus equal to two times his targeted bonus amount.

For 2008 performance, no cash awards were made under the TAVA Plan. As described above, our corporate performance against EVA® objectives accounted for 75% of each executive’s 2008 TAVA Plan award potential. Our EVA® performance for 2008 was a significant decline which resulted in no payments being earned in respect of this portion of executives’ TAVA Plan awards. Payout of the remaining 25% of each executive’s TAVA Plan award is discretionary and is determined by the committee based on the various subjective factors described above. Weighing these factors for 2008, the committee determined that no discretionary bonus would be paid to any executive for 2008.

In making its determinations that no discretionary bonuses be awarded for 2008, the committee considered in particular Tenneco’s overall financial performance, market conditions and stock price performance.

Long-Term and Stock-Based Incentives

Our long-term and stock-based incentive plans have been designed to align a significant portion of executive compensation with stockholder interests. The current plan — the 2006 Long-Term Incentive Plan — permits a variety of awards including stock options, restricted stock, stock equivalent units and performance units.

These awards are based on an analysis of competitive levels of similar awards. As an individual’s level of responsibility increases, a greater portion of variable performance-related compensation will be in the form of long-term and stock-based awards.

The committee has implemented a long-term and stock-based compensation program for our executives that is comprised of (1) stock options which generally vest in 1/3 increments over three years, (2) awards of restricted stock which vest in 1/3 increments over three years, and (3) cash-settled long-term performance units (“LTPUs”) which are payable based on the level of total stockholder return. These LTPUs were, as described below, adopted by the committee in 2007 as a replacement for the company’s prior cash-settled stock equivalent units (“SEUs”). Each year, the committee reviews previously granted long-term and stock based awards for our executives, typically at its meeting held in January.

Prior to 2007, the committee granted executives cash-settled SEUs that were payable based on the level of EVA® improvement and stock price appreciation. These awards generally covered a three-year period but a portion of the award was payable annually. Based on its review of the effectiveness and purpose of the plan and competitive market data, the committee determined to eliminate the SEU program beginning in 2007. The committee adopted in its place the LTPU program. The LTPUs are denominated in units and are payable based on the level of total stockholder return (stock price appreciation adjusted for any dividends) during the performance period. The total stockholder return is applied against a multiplier that determines the percentage of the awarded units that is earned based on that level of total stockholder return. The value of a unit is equal to the company’s average closing stock price during a ten-day period after the announcement of the company’s earnings for the last year of the performance period. The LTPUs, in general, are payable at the end of a three-year performance cycle. For 2007 and 2008, the committee granted special LTPUs covering only a one-year period as part of the phase in to the new program.

In January 2008, the committee granted awards of the type described above to our executives as set forth under the “Executive Compensation” section of this Proxy Statement. Based on the committee’s assumptions regarding future corporate performance, interest rates and other factors, the 2008 grants were designed, in general, to place our executives at approximately the 50th percentile range when compared to the value of similar awards granted by peer companies to their executives. In making its determinations for 2008, the committee also considered factors such as internal pay equity and common stock dilution. Our executives have the opportunity for the value actually realized from these awards to be above or below the 50th percentile based on our actual corporate performance.

For the LTPUs granted in 2008, the committee’s target level of stockholder return for 2008 and the 2008 to 2010 period was a 10% annualized rate of return. An executive would earn a percentage of LTPUs based on the actual level of stockholder return as set forth in the table below. In each case, as described above, the value of the units at the time of payment is based on an average of the then prevailing stock prices.

	Percentage of 1-Year
	Performance Period (2008)	Percentage of 3-Year Performance
Total Shareholder Return	LTPUs Earned	Period (2008-2010) LTPUs Earned

<0%	0%	0%
0%	50%	50%
10%	100%	100%
≥20%	167%	116%

For 2008 performance, no cash payout was made under the one-year LTPUs as our total stockholder return for 2008 was negative. Based upon this performance, award holders earned no units.

In January 2009, the committee granted stock option and restricted stock awards to our executives. The limited number of shares remaining available under our 2006 Long-Term Incentive Plan, combined with the significant decline in our stock price due to the unprecedented market conditions (a result of which was to require more shares to be granted to deliver targeted value), constrained these awards. Accordingly, based on the committee’s assumptions regarding future corporate performance, interest rates and other factors, the 2009 awards are expected to place our executives at significantly less than the

50th percentile range we have historically targeted. In January 2009, the committee also considered whether to award further LTPUs. Because of the uncertainties surrounding market conditions and our company’s anticipated performance, the committee did not grant any LTPU awards in January 2009, but intends to revisit the issue later in 2009.

Allocation Among Forms of Compensation

In general, we allocate between currently paid compensation and long-term compensation (excluding retirement benefits) based on the benchmarking data analyzed as described above. Our preference in establishing equity-based incentives is to deliver as much value in awards that result in the issuance of stock as possible (specifically, options and restricted stock). However, since emerging as a stand alone company in 1999, we have been constrained in the amount of stock available for issuance under our equity incentive plans. As a result, we have used the SEU and LTPU awards to deliver to our executives the overall value we intend to deliver based on the benchmarking described above, payable in cash rather than stock. Awards deliverable in stock are then allocated between options and restricted stock in line with the market data described above.

Actual Versus Targeted Compensation Levels

As mentioned above, we generally target executive pay to be near the median target pay for similarly situated executives at comparable companies. However, we expect that, as a result of our corporate performance in 2008, our executives’ salaries and equity-based awards granted in 2008, after giving effect to the absence of TAVA Plan and LTPU payouts, will be below the market median of actual compensation received by executives at the companies in the compensation surveys reviewed by the committee.

Employment Agreements

In January 2007, Gregg M. Sherrill joined us as our CEO. We entered into an employment agreement with him that is described under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” Employment agreements are customary for chief executive officers and necessary to attract the highest quality candidates. In January 2007, we paid Mr. Sherrill a bonus of $1,325,000 and granted him 125,000 shares of restricted stock that vest in three equal installments, subject to his continued employment, in order to compensate him for the income he was foregoing from his former employer by accepting our offer. These types of signing inducements are customary for chief executive officers.

In general, we do not have employment agreements with our other executive officers. However, for historical reasons there are a few exceptions. In late 1999, we emerged as an independent, stand-alone public company focused solely on our automotive operations. The separation transactions caused substantial changes in our management, as the senior management of the automotive operations became the executive officers of our company and the previous executive officers resigned. In addition, the separation transactions left us with a highly leveraged balance sheet in an extremely competitive industry that historically has faced cycles of exceptionally difficult operating conditions.

In the face of these challenges, we recognized the importance of ensuring the continuation of top-notch managerial talent and the risk our executives were taking in light of our balance sheet and the cyclicality of the automotive industry. As a result, at that time, we entered into employment agreements with our then top eight executive officers. In addition to our recognition of the importance of these agreements as a recruiting and retention tool, they were consistent with the types of employment agreements historically offered by the consolidated Tenneco Inc. and were viewed as customary. Since then, five of these officers have left our employ and, in most cases, other managers have been promoted into positions vacated by them. Other than with respect to our CEO who was hired in January 2007, we have not, however, extended these type of employment agreements to these employees. For 2008, we had two executives, Mr. Nair and Mr. Jackson, with employment agreements that established various terms and conditions of their employment as described under “— Narrative Disclosure to Summary

Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” Both of these agreements were entered into in connection with the series of transactions in 1999 that resulted in the separation of Tenneco Inc.’s automotive, packaging and administrative services businesses. We also still employ one other executive officer with whom we entered into an employment agreement in 1999.

Retirement Plans

For those executives hired before April 1, 2005, we offered defined benefit retirement plans that we believed were customary for the automotive industry and were consistent with similar plans maintained by the consolidated Tenneco Inc. prior to our becoming a stand-alone public company in 1999. These plans included a customary tax-qualified retirement plan that was generally available to all U.S.-based salaried employees and provided benefits as described under “— Post Employment Compensation.” In addition, we maintained a supplemental executive retirement plan, which we call the “SERP,” that provided benefits as described under “— Post Employment Compensation — Tenneco Supplemental Retirement Plan.”

We also offer to our executives and other U.S.-based salaried employees customary, tax-qualified defined contribution retirement (ESOP/401(k)) plans that provide benefits as described under “— Summary Compensation Table.” Prior to January 1, 2009, we provided a 50% company match on an executive’s contributions (up to 8% of salary), which we established to be in line with prevailing practices for major U.S. corporations. In addition to this matching contribution, we also provide a company contribution equal to 2% of salary for persons hired on or after April 1, 2005. We established this company contribution when we closed our defined benefit retirement plans to new participants in 2005. We decided to do this because, in general, companies in our industry have been eliminating traditional defined benefit retirement plans from compensation packages being offered to new employees.

At the time of the 1999 separation transactions, five employees were considered to be of key importance to our successful transition to being a stand-alone company and were granted participation in a key executive pension plan, which we call the “KEPP.” The KEPP provided benefits as described under ‘‘— Post Employment Compensation — Tenneco Supplemental Pension Plan.” We modeled the KEPP after the key executive pension plan maintained by the former consolidated Tenneco Inc. prior to the separation transactions.

In August 2006, we froze, effective December 31, 2006, our defined benefit retirement plans for certain employees and replaced them with additional benefits under defined contribution retirement plans. Prior earned benefits under the defined benefit retirement plans were, however, preserved. With the exception of certain officers who had employment contracts providing for specified benefits (all of whom voluntarily accepted a benefits reduction as described below), this freeze impacted all U.S.-based salaried employees (including executives) and non-union hourly employees who participated in any of the plans.

To address the loss of future benefits associated with the freeze, we amended our existing qualified defined contribution retirement plans, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee’s age. These additional contributions, which we refer to as “DB Replacement Contributions,” are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit retirement plan in connection with the freeze. In addition, effective January 1, 2007 we implemented an unfunded non-qualified defined contribution retirement plan. In general, our executives and other senior managers are eligible to participate in this new plan, with allocations under the plan calculated the same as under the applicable existing defined contribution retirement plan (as amended), except that (i) the compensation limit in Section 401(a)(17) of the Internal Revenue Code is disregarded and awards under the TAVA Plan or any successor plan are included in calculating compensation, and (ii) there is an offset for the DB Replacement Contributions.

Under the terms of his employment agreement, our CEO is entitled to 150% of the standard age-graded benefit under the non-qualified defined contribution retirement plan. In addition, in December 2007, the committee granted our Chief Financial Officer an enhanced benefit equal to 200% of the standard age-graded benefit under the non-qualified defined contribution retirement plan. The committee granted these enhanced benefits based on competitive data provided by our compensation consultant.

We decided to freeze our defined benefit retirement plans consistent with an industry trend towards eliminating traditional defined benefits. We decided to offer additional defined contribution retirement benefits to remain competitive in the overall employment marketplace. Specifically, the committee reviewed information presented by Buck Consultants, a pension actuarial firm, regarding the industry trends in retirement compensation, the cost savings to our company of a revised retirement compensation structure and the degree of benefit replacement to be achieved through new defined contribution retirement plans.

Two of our executives — Hari N. Nair and Timothy E. Jackson — had employment agreements that provided for their participation in the SERP and/or KEPP. As a result, we did not freeze the KEPP and SERP for these officers. Instead, each such executive voluntarily agreed to a reduction in his retirement benefit payable under those plans and to an offset to benefits payable under those plans for DB Replacement Contributions received under the existing or new defined contribution plans. The benefits reduction increases to a maximum of 5% of the benefit that would have otherwise been paid, depending on the officer’s age at retirement.

Perquisites

In keeping with the competitive practice of providing perquisites, each of our executives received a perquisite allowance in an amount between $30,000 and $50,000 for 2008. The perquisite allowance was designed to control our costs and to give flexibility to management. Each executive may spend his perquisite allowance on those items he deems appropriate.

Severance Benefits

We maintain a Severance Benefit Plan that applies to all salaried, full-time employees with at least one month of service who are terminated by us in connection with a reduction in force or similar layoff. The benefits payable under this plan are described under “— Other Potential Post-Employment Compensation — Other Severance Benefits.” This plan was originally adopted in the 1990s based on prevailing practices at other major U.S. corporations and, after several amendments, we continue to believe it reflects these prevailing practices.

Except for our CEO, if any of our executives with an employment agreement (Messrs. Nair and Jackson) is terminated by us other than in connection with a change in control or for death, disability or cause, he will be paid two times the total of his then current salary and bonus for the immediately preceding year, all outstanding stock-based awards will be vested, subject to approval by our board of directors, his stock options will remain exercisable for at least 90 days and he will receive one year of post-termination health and welfare benefits. We established these severance benefits at the time of the 1999 separation transaction based on the severance offered by the former consolidated Tenneco Inc.

Under his employment agreement, we have agreed to pay our CEO two times his then current salary if we terminate his employment other than for disability, cause or in connection with a change in control. We view these benefits as customary and a key element of the recruiting and retention of executives in light of company and industry specific factors. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

Change in Control Plan

We maintain a Change in Control Severance Benefit Plan for Key Executives to enable us to retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern that their job security or benefit entitlements will be jeopardized by a “change in control” of our company. Benefits are payable under the plan as described in “— Other Potential Post-Employment Compensation — Change in Control Severance Benefit Plan for Key Executives.”

We adopted a version of the plan in connection with the 1999 separation transactions based substantially on the change in control benefits offered by the former consolidated Tenneco Inc. We viewed these benefits as a key element of the recruiting and retention of executives and other senior management at the time in light of company and industry specific factors. For executives with employment agreements, other than our CEO, the terms of this plan as to entitlement to cash payments and the vesting of awards continue to apply.

In 2007, the committee reevaluated our plan in light of current market conditions and practices. While the committee continued to believe that a change in control program was necessary to keep executive decision-making objective and neutral to potential job loss, for executive retention during a transaction and to provide and maintain a competitive total compensation package, the committee determined that changes should be made to the plan so that the plan did not exceed current “median” market practices. The principal differences between the amended and restated change in control plan adopted in 2007 and our prior change in control plan are (i) it applies to far fewer individuals (applies to nine top executives, which is 46 fewer than the prior plan), (ii) it redefines what constitutes a “change in control” (more limited in scope), (iii) it no longer provides that awards under the plan or any similar benefit plan or compensation arrangement or program will be treated as exercisable, earned at target and vested immediately upon the happening of a change in control and (iv) it removes the provision previously allowing certain executives voluntarily separating from the company following a change in control to be paid benefits under the plan.

Equity Award Policy

Our board of directors has adopted a formal policy regarding compensatory awards in the form of our common stock or any common stock derivative, such as options, stock appreciation rights and stock equivalent units. Under the policy, in general, equity awards must be approved by the committee or the full board of directors. Typically, the committee will make annual awards that it determines to be appropriate at its meeting held in January. The committee also has the authority to make interim awards in its discretion. The strike price of any option or stock appreciation right must be the fair market value of a share of our common stock on the date of grant as determined under the 2006 Long-Term Incentive Plan (which is the average of the highest and lowest sales price of a share of our common stock on the date of grant).

Our policy also permits a committee of management to make awards in certain cases. The management committee consists of our CEO, General Counsel and Senior Vice President of Global Administration (or their respective designees). The management committee has the authority to make equity awards to (i) newly hired employees and (ii) employees who are promoted during the course of a year. The awards can be made only in amounts necessary to provide the employee with awards consistent with the amount of awards most recently made to employees of the same salary grade level, pro-rated based on when the employee was hired or promoted. The awards are pro-rated to and take effect on the first day of the calendar quarter beginning after the employee’s hire or promotion date, as applicable, and any strike price for an option or stock appreciation right will be the fair market value of a share of our common stock on that date. The total number of shares that the management committee can issue under this board of directors policy is 100,000. The management committee is not authorized to make awards to new or promoted employees whom we would typically consider to be at the most senior management or executive officer level.

Stock Ownership Guidelines

We maintain stock ownership guidelines that apply to all of our directors and our senior officers. The individual guidelines are:

•	125,000 shares for the Chairman/Chief Executive Officer;

•	4,000 shares for the Non-Management Members of Board of Directors;

•	35,000 shares for the Executive Vice Presidents; and

•	30,000 shares for the Senior Vice Presidents.

The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the participant or an immediate family member that shares the same household; (ii) shares held in our defined contribution plans; (iii) restricted stock issued by us, whether or not vested; (iv) shares underlying vested options granted by us; and (v) shares or share equivalent units underlying deferred compensation of executives or deferred fees paid to directors.

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee has the authority to review each participant’s compliance (or progress towards compliance) with the guidelines from time to time. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

Impact of Regulatory Requirements on Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the CEO or one of the company’s other three most highly compensated executives who is employed on the last day of the year. Non-discretionary “performance-based compensation,” as defined under Internal Revenue Service rules and regulations, is excluded from this $1 million limitation.

In late 2005, the committee established the Executive Compensation Subcommittee, comprised of all committee members except Mr. Stecko. The subcommittee considers and approves compensation for the CEO and our other executive officers that is intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Our compensation programs are structured to support organizational goals and priorities and stockholder interests. The committee has not in the past had, and does not currently have, a policy requiring all compensation to be deductible under Section 162(m). Amounts payable under the TAVA Plan do not qualify for the performance-based compensation exemption under Section 162(m), as the committee retains discretion in making bonus awards. In addition, the TAVA Plan was not submitted to stockholders for approval. Additionally, our restricted stock is not considered performance-based compensation under Section 162(m) because it vests solely on the basis of the individual’s continued employment over a defined period of time. The subcommittee makes grants of LTPUs and stock option awards that are generally designed to incorporate the applicable requirements for “performance-based compensation” under IRS rules and regulations. However, we seek to preserve the tax deductibility of executive compensation only to the extent practicable and consistent with our overall compensation philosophies.

We do not make compensation determinations based on the accounting treatment of any particular type of award.

Summary Compensation Table

The following table shows the compensation that we paid, for 2008, to: (1) our Chief Executive Officer; (2) our Chief Financial Officer; and (3) each of our next three most highly compensated executive officers who were serving at the end of 2008 based on total compensation less the increase in actuarial value of defined benefits and any above market or preferential earnings on non tax-qualified deferred compensation. We refer to these individuals collectively as the “Named Executives.” The table shows amounts paid to the Named Executives for all services provided to our company and its subsidiaries.

Summary Compensation Table

						Non-Equity	Change in
				Stock	Option	Incentive Plan	Pension	All Other
		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation	Value(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Gregg M. Sherrill	2008	950,000	—	2,122,833	597,190	—	—	316,815	3,986,838
Chairman and CEO	2007	841,856	1,587,500	2,551,381	314,775	787,500	—	336,611	6,419,623
Kenneth R. Trammell	2008	500,000	—	323,583	179,997	—	29,858	165,911	1,199,349
Executive Vice President and CFO	2007	408,825	81,900	691,970	163,488	245,700	40,275	107,209	1,739,367
	2006	395,000	125,075	719,400	109,857	204,750	121,254	46,229	1,721,565
Hari N. Nair	2008	625,000	—	410,667	198,182	—	202,579	117,003	1,553,431
Executive Vice President and President, International	2007	466,720	81,900	726,641	171,867	245,700	167,638	115,597	1,976,063
	2006	414,000	125,075	777,355	120,733	204,750	127,743	256,678	2,026,334
Neal A. Yanos	2008	404,297	—	203,188	112,854	—	37,380	101,845	859,564
Executive Vice President, North America	2007	375,000	66,900	480,512	114,578	200,700	33,922	79,871	1,351,483
	2006	327,484	111,325	639,983	80,899	167,250	103,785	43,602	1,474,328
Timothy E. Jackson	2008	393,300	—	192,853	111,755	—	224,007	84,009	1,005,924
Senior Vice President and Chief Technology Officer	2007	372,713	63,800	464,453	114,183	191,399	416,468	490,946	2,113,962
	2006	327,600	44,275	576,439	78,037	120,750	318,937	216,458	1,682,496

(1)	The amounts under the column entitled “Bonus” in the table above are comprised of the discretionary portion of the Named Executive’s bonus under our TAVA Plan. See “— Compensation Discussion and Analysis — Design and Elements of Compensation — Salary and Bonus/Non-Equity Incentive Plan Compensation.” In addition, the bonus amounts in 2006 for Messrs. Trammell, Nair and Yanos include $50,000 paid to each of these Named Executives for serving in the Office of the Chief Executive, the executive committee we formed to oversee the company during our search for a new Chief Executive Officer during 2006. The bonus amount for Mr. Sherrill for 2007 includes $1,325,000 paid to him upon his joining our Company.

(2)	See note 8 to our consolidated financial statements for the year ended December 31, 2006 for a description of how the 2006 data was computed, note 8 of our consolidated financial statements for the year ended December 31, 2007 for a description of how the 2007 data was computed and note 9 of our consolidated financial statements for the year ended December 31, 2008 for a description of how the 2008 data was computed. The stock award totals reflect all restricted stock, stock equivalent units (2006 award) and long term performance units (2007 and 2008 awards) outstanding during each of 2006, 2007 and 2008.

(3)	As described below under “Post-Employment Compensation,” we traditionally maintained defined benefit and supplemental pension plans for our senior management (although future benefit accruals were frozen for most employees as of December 31, 2006 as described below under “— Post-Employment Compensation — 2006 Changes in Defined Benefits”). The change in value shown for 2006 reflects the change from September 30, 2005 to September 30, 2006. Due to a change in measurement date, the change in value for 2007 reflects the change from September 30, 2006 to December 31, 2007. The change in value for 2008 reflects the change from December 31, 2007 to December 31, 2008.

(Notes continued on following page.)

(4) The amounts under the column entitled “All Other Compensation” in the table above for 2008 are comprised of the following:

			Registrant
	Perquisites		Contributions
	and Other	Tax	to Defined
	Personal	Reimbursements	Contribution
Name	Benefits (a)	(Gross-ups)	Plans (b)

Mr. Sherrill	$55,687	$1,675	$259,453
Mr. Trammell	50,959	6,172	108,780
Mr. Nair	51,536	—	65,467
Mr. Yanos	47,376	5,352	49,117
Mr. Jackson	30,300	134	53,575

(a)	Perquisites and other personal benefits include: (a) for Mr. Sherrill, perquisite allowance ($50,000) and travel; (b) for Mr. Trammell, perquisite allowance ($30,000) and travel; (c) for Mr. Nair, perquisite allowance ($30,000) and travel; (d) for Mr. Yanos, perquisite allowance ($30,000) and travel and (e) for Mr. Jackson, perquisite allowance ($30,000). For purposes hereof, such perquisites and personal benefits are valued at their aggregate incremental cost to our company based on the following methodology: since each of the perquisites involved actual cash expenditure by our company, that cash expenditure is what is reflected as the value of the perquisites.

(b)	For 2008, we offered retirement benefits to our senior management through a 401(k) savings plan entitled the Tenneco Employee Stock Ownership Plan for Salaried Employees. Under the plan, subject to limitations in the Internal Revenue Code, participants may elect to defer up to 75% of their salary through contributions to the plan, which are invested in selected mutual funds or used to buy our common stock. During 2008, we matched in cash 50% of each employee’s contribution up to eight percent of the employee’s salary. All matching contributions vest immediately. Additional company contributions vest upon the executive’s third anniversary with Tenneco. In addition, as described below under “— Post-Employment Compensation — 2006 Changes in Defined Benefits,” we implemented additional company contributions and a new excess defined contribution plan in connection with the December 31, 2006 freezing of our defined benefit plans.

Grants of Plan-Based Awards During 2008

The following table shows certain information regarding grants of plan-based awards we made to the Named Executives during 2008.

Grants of Plan-Based Awards During 2008

					All Other	All Other
		Estimated Future			Stock	Option
		Payouts Under	Estimated Future		Awards:	Awards:	Exercise
		Non-Equity	Payouts Under Equity		Number of	Number of	or Base		Grant Date
		Incentive Plan	Incentive Plan		Shares of	Securities	Price of	Closing Price	Fair Value
		Awards(1)	Awards(2)		Stock or	Underlying	Option	on Grant	of Stock
		Target	Minimum	Target	Units(3)	Options(3)	Awards	Date(4)	and Option
Name	Grant date	($)	($)	($)	(#)	(#)	($/Sh)	($/Sh)	Awards

Mr. Sherrill	1/15/2008	$950,000
	1/15/2008				65,000				$1,543,100
	1/15/2008					120,000	$23.75	$23.74	963,600
	3/6/2008		$0	$700,000					592,785
	3/6/2008		0	700,000					468,368

Mr. Trammell	1/15/2008	350,000
	1/15/2008				14,000				332,360
	1/15/2008					28,000	23.75	23.74	224,840
	3/6/2008		0	310,000					262,519
	3/6/2008		0	310,000					207,420

Mr. Nair	1/15/2008	468,750
	1/15/2008				25,000				593,500
	1/15/2008					35,000	23.75	23.74	281,050
	3/6/2008		0	380,000					321,798
	3/6/2008		0	380,000					254,257

Mr. Yanos	1/15/2008	255,193
	1/15/2008				7,500				178,050
	1/15/2008					15,000	23.75	23.74	120,450
	3/6/2008		0	184,000					155,818
	3/6/2008		0	184,000					123,114
	7/15/2008				1,750				22,330
	7/15/2008					3,500	12.30	12.76	28,105
	7/15/2008		0	30,000					25,405
	7/15/2008		0	30,000					20,073

Mr. Jackson	1/15/2008	235,980
	1/15/2008				7,500				178,050
	1/15/2008					15,000	23.75	23.74	120,450
	3/6/2008		0	184,000					155,818
	3/6/2008		0	184,000					123,114

(1)	Represents targeted incentive payouts that are paid based on our corporate performance against Economic Value Added (“EVA®”) goals under the Tenneco Value Added Incentive Plan as described below under “— Bonus and Non-Equity Incentive Plan Awards.” There is no threshold or maximum payout.

(2)	Represents awards of long term performance units (“LTPUs”) under our 2006 Long-Term Incentive Plan as described under “— Compensation Discussion and Analysis — Design and Elements of Compensation — Long-Term and Stock-Based Incentives.”

(3)	Represents awards of restricted stock and stock options under our 2006 Long-Term Incentive Plan. One-third of the options and restricted stock vest on each of the first three anniversaries of the grant date.

(4)	The difference in the exercise price and closing price on the grant date results from the application of the provisions of our 2006 Long-Term Incentive Plan. The plan requires that options be granted with a strike price equal to the fair market value of a share of our common stock on the date of grant. Fair market value is defined by taking the average of the high and low sales price of our common stock on the date in question.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Bonus and Non-Equity Incentive Plan Awards

Amounts reflected in the Summary Compensation Table under the column entitled “Bonus” and “Non-Equity Incentive Plan Compensation” are payments under the Tenneco Value Added Incentive Plan (“TAVA Plan”). Under the TAVA Plan, (i) 25% of an individual’s bonus is based on the Compensation/Nominating/Governance committee’s discretionary determination of performance (reflected in the “Bonus” column) and (ii) 75% of an individual’s bonus is tied to our achievement of pre-established EVA® objectives (reflected in the “Non-Equity Incentive Plan Compensation” column). A discussion of why EVA® is used as the performance metric for the TAVA plan can be found in “— Compensation Discussion and Analysis — Design and Elements of Compensation — Salary and Bonus/Non-Equity Incentive Plan Compensation.”

The annual performance goal for the TAVA Plan was developed, initially, by Stern Stewart & Co., an independent consulting firm with expertise in EVA®-based incentive programs. The firm’s recommended performance goals are reviewed by the committee. The committee approves the goals with any changes the committee determines appropriate. At the conclusion of each year, the committee approves incentive award payments to executives based on the degree of achievement of the goals established for that year and on judgments of performance as follows: (i) 75% of an individual’s award is tied to our corporate achievement of pre-established EVA® objectives, and (ii) 25% of an individual’s award is based on the committee’s discretionary determination of corporate performance. EVA® is after-tax operating profit minus the annual cost of capital and is a registered trademark of Stern Stewart & Co.

The 25% portion of an individual’s payout that is discretionary under the TAVA Plan is determined by the committee based on factors which take into account, but are not limited to, the relative performance of our company versus our peers in key strategic and operational areas. The factors considered may change from year to year.

See “— Compensation Discussion and Analysis” for a discussion of specific determinations under the TAVA Plan for 2008.

Despite the absence of any TAVA Plan payout for 2008 performance, a payment of $16,490 for Mr. Trammell, $23,593 for Mr. Nair, $13,532 for Mr. Yanos and $13,914 for Mr. Jackson was paid in early 2009 in respect of amounts held in the individual’s bonus bank. After giving effect to those payments, $32,979, $47,185, $27,065 and $27,827 remained credited to the bonus bank of Messrs. Trammell, Nair, Yanos and Jackson, respectively.

Stock Awards

Amounts reflected in the Summary Compensation Table under the column entitled “Stock Awards” represent awards of restricted common stock, long term performance units (2007 and 2008 awards) and stock equivalent units (2006 award) granted to each Named Executive under our 2006 Long-Term Incentive Plan. See “— Grants of Plan Based Awards During 2008.”

Our restricted stock awards vest one-third per year during the three years after the grant date, subject to the officer’s continued employment. Subject to the terms of any employment agreement, the unvested portion of these awards is generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement. All restrictions lapse upon death, disability or retirement.

As discussed in “— Compensation Discussion and Analysis,” we decided to eliminate our stock equivalent units (“SEUs”) beginning in 2007 replacing them with cash-settled long term performance units (“LTPUs”) which are payable based on the level of total stockholder return. The LTPUs are denominated in units and are payable based on the level of total stockholder return (stock price appreciation adjusted for any dividends) during the performance period. The total stockholder return is applied against a multiplier that determines the percentage of the awarded units that is earned based on that level of total stockholder return. The value of a unit is equal to the company’s average stock price during a ten-day period after the announcement of the company’s earnings for the last year of the performance period. The LTPUs, in general, are payable at the end of a three-year performance cycle. For 2007 and 2008, the committee granted special LTPUs covering only a one-year period as part of the phase in to the new program. Subject to the terms of any employment agreement, units evidenced by this award are generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement, unless the committee determines otherwise. In the event of termination due to death, disability or retirement, all units initially awarded are deemed 100% earned and paid out in cash at our prevailing stock price at the time.

Option Awards

Amounts reflected in the Summary Compensation Table under the column entitled “Option Awards” represent awards of nonqualified options to purchase common stock granted to each Named Executive under our 2006 Long-Term Incentive Plan. See “— Grants of Plan Based Awards During 2008.” The awards vest one-third per year during the three years after the grant date and have a seven-year term. Subject to the terms of any employment agreement, the unexercised portion of these awards is generally forfeited by a participant on the date his or her employment is terminated other than due to death, disability or retirement. In the event of death, disability or retirement, the options become fully exercisable and remain exercisable for a period specified in the applicable award agreement.

Employment Agreements

In January 2007, we entered into an agreement with Mr. Sherrill that sets forth certain terms and conditions of his employment with our company. The agreement provides that, under our Change in Control Severance Benefit Plan for Key Executives, Mr. Sherrill’s cash payment in connection with a change in control termination will equal three times the total of his then current base salary plus his highest target bonus. See “— Post-Employment Compensation — Other Potential Post-Employment Compensation” for a discussion of the other benefits afforded under the Change in Control Severance Benefit Plan for Key Executives. The agreement also provides that, other than in connection with a change in control, if Mr. Sherrill’s employment is terminated by us other than for disability or cause, he will be paid two times his then current annual salary. The employment agreement also provides for participation in an excess non-qualified defined contribution plan which, prior to offset for amounts contributed under the qualified plan, is equal to 150% of the standard age-graded benefit under the plan and for participation in other benefit plans we offer our employees generally.

Mr. Nair and Mr. Jackson are party to agreements with us that set forth certain terms and conditions of their employment with our company. Each of the employment agreements provides that, under our Change in Control Severance Benefit Plan for Key Executives, the relevant Named Executive’s cash payment in connection with a change in control termination would equal three times the total of his then current base salary plus the higher of (i) his highest annual target bonus over the prior three years and (ii) his average bonuses for the prior three years. Each of the employment agreements also provides that, other than in connection with a change in control, if the relevant Named Executive’s employment is terminated by us other than for death, disability or nonperformance of duties, he will be paid two times the total of his then current salary and bonus for the immediately preceding year, all outstanding stock-based awards would be vested, subject to Board approval, his stock options would remain exercisable for at least 90 days and he would receive one year of post-termination health and welfare benefits. Pursuant to the terms of their employment agreements, Messrs. Nair and Jackson are guaranteed a minimum annual base salary/minimum annual target bonus as follows: Mr. Nair, $414,000/$273,000 and Mr. Jackson, $327,600/$161,000. The employment agreements also provide for participation in benefit plans we offer to our employees generally, as well as continued participation in supplemental retirement benefit plans as described under “— Post-Employment Compensation.”

Outstanding Equity Awards at December 31, 2008

The following table shows certain information regarding the outstanding equity awards held by the Named Executives at the end of 2008.

Outstanding Equity Awards at December 31, 2008

					Stock Awards
					Number of	Market
					Shares or	Value of
	Option Awards				Units of	Shares or
	Number of	Number of			Stock	Units of
	Securities	Securities			That	Stock
	Underlying	Underlying			Have	That
	Unexercised	Unexercised	Option	Option	Not	Have
	Options (#)	Options (#)	Exercise	Expiration	Vested	Not
Name	Exercisable	Unexercisable (1)	Price ($)	Date	(#) (1)	Vested ($)

Mr. Sherrill	33,334	66,666	26.70	1/16/2014
	—	120,000	23.75	1/15/2015
					83,333	245,832
					36,666	108,165
					65,000	191,750
Mr. Trammell	15,000	—	8.56	11/5/2009
	15,000	—	3.66	1/9/2011
	30,000	—	1.57	12/5/2011
	15,000	—	3.77	1/21/2013
	3,750	—	6.45	10/1/2013
	15,000	—	8.68	1/20/2014
	15,000	—	16.00	1/17/2012
	10,000	5,000	21.19	1/16/2013
	8,000	16,000	26.70	1/16/2014
	—	28,000	23.75	1/15/2015
					5,000	14,750
					8,000	23,600
					14,000	41,300
Mr. Nair	20,000	—	3.19	1/2/2011
	25,000	—	3.37	7/2/2011
	36,667	—	1.57	12/5/2011
	55,000	—	3.77	1/21/2013
	18,000	—	8.68	1/20/2014
	18,000	—	16.00	1/17/2012
	10,000	5,000	21.19	1/16/2013
	8,000	16,000	26.70	1/16/2014
	—	35,000	23.75	1/15/2015
					5,000	14,750
					8,000	23,600
					25,000	73,750

					Stock Awards
					Number of	Market
					Shares or	Value of
	Option Awards				Units of	Shares or
	Number of	Number of			Stock	Units of
	Securities	Securities			That	Stock
	Underlying	Underlying			Have	That
	Unexercised	Unexercised	Option	Option	Not	Have
	Options (#)	Options (#)	Exercise	Expiration	Vested	Not
Name	Exercisable	Unexercisable (1)	Price ($)	Date	(#) (1)	Vested ($)

Mr. Yanos	2,000	—	3.66	1/9/2011
	15,000	—	1.57	12/5/2011
	25,000	—	3.77	1/21/2013
	2,500	—	3.74	7/1/2013
	12,000	—	8.68	1/20/2014
	12,000	—	16.00	1/17/2012
	6,667	3,333	21.19	1/16/2013
	5,334	10,666	26.70	1/16/2014
	—	15,000	23.75	1/15/2015
	—	3,500	12.30	7/15/2015
					3,333	9,832
					5,333	15,732
					7,500	22,125
					1,750	5,163
Mr. Jackson	30,000	—	3.77	1/21/2013
	12,000	—	8.68	1/20/2014
	12,000	—	16.00	1/17/2012
	3,334	1,666	21.19	1/16/2013
	3,334	1,666	21.60	3/17/2013
	5,133	10,267	26.70	1/16/2014
	164	329	24.08	3/6/2014
	—	15,000	23.75	1/15/2015
					1,667	4,918
					1,333	3,932
					4,800	14,160
					439	1,295
					7,500	21,240

(1)	The vesting dates and number of shares vesting for the options and restricted stock reflected above as of December 31, 2008, are as set forth below.

		Number of		Number of
Name	Option Vesting Date	Options Vesting	Stock Vesting Date	Shares Vesting

Mr. Sherrill	1/15/2009	40,000	1/15/2009	21,667
	1/16/2009	33,333	1/15/2009	41,666
	1/15/2010	40,000	1/16/2009	18,333
	1/16/2010	33,333	1/15/2010	21,667
	1/15/2011	40,000	1/15/2010	41,667
			1/16/2010	18,333
			1/15/2011	21,666
Mr. Trammell	1/15/2009	9,333	1/15/2009	4,667
	1/16/2009	5,000	1/16/2009	5,000
	1/16/2009	8,000	1/16/2009	4,000
	1/15/2010	9,333	1/15/2010	4,667
	1/16/2010	8,000	1/16/2010	4,000
	1/15/2011	9,334	1/15/2011	4,666
Mr. Nair	1/15/2009	11,667	1/15/2009	8,333
	1/16/2009	5,000	1/16/2009	5,000
	1/16/2009	8,000	1/16/2009	4,000

		Number of		Number of
Name	Option Vesting Date	Options Vesting	Stock Vesting Date	Shares Vesting

	1/15/2010	11,667	1/15/2010	8,333
	1/16/2010	8,000	1/16/2010	4,000
	1/15/2011	11,666	1/15/2011	8,334
Mr. Yanos	1/15/2009	5,000	1/15/2009	2,500
	1/16/2009	3,333	1/16/2009	3,333
	1/16/2009	5,333	1/16/2009	2,667
	7/15/2009	1,167	7/15/2009	583
	1/15/2010	5,000	1/15/2010	2,500
	1/16/2010	5,334	1/16/2010	2,666
	7/15/2010	1,166	7/15/2010	584
	1/15/2011	5,000	1/15/2011	2,500
	7/15/2011	1,167	7/15/2011	583
Mr. Jackson	1/15/2009	5,000	1/15/2009	2,500
	1/16/2009	1,666	1/16/2009	1,667
	3/17/2009	1,666	1/16/2009	2,400
	1/16/2009	5,133	3/6/2009	219
	3/6/2009	164	3/17/2009	1,333
	1/15/2010	5,000	1/15/2010	2,500
	1/16/2010	5,134	1/16/2010	2,400
	3/6/2010	165	3/6/2010	220
	1/15/2011	5,000	1/15/2011	2,500

Option Exercises and Stock Vested During 2008

The following table shows certain information regarding options exercised and stock vested during 2008 for the Named Executives.

Option Exercises and Stock Vested During 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting (1)	Vesting (1)
Name	(#)	($)	(#)	($)

Mr. Sherrill	—	—	60,001	1,401,506
Mr. Trammell	—	—	13,000	289,530
Mr. Nair	—	—	15,000	333,090
Mr. Yanos	—	—	10,000	222,060
Mr. Jackson	90,000	323,100	9,618	216,520

(1)	Does not give effect to shares withheld to satisfy tax obligations.

Post-Employment Compensation

Pension Benefits Table

The following table shows certain information regarding potential benefits as of December 31, 2008 for the Named Executives under each of our defined benefit retirement plans.

Pension Benefits

		Number of	Present value
		years	of
		credited	accumulated
		service (3)	benefit (4)
Name(1)	Plan name (2)	(#)	($)

Mr. Trammell	Plan 1	9.67	121,931
	Plan 2	9.67	375,268
Mr. Nair	Plan 1	18.75	204,131
	Plan 2	20.75	1,163,445
Mr. Yanos	Plan 1	17.33	196,727
	Plan 2	17.33	427,390
Mr. Jackson	Plan 1	6.50	120,968
	Plan 2	6.50	221,162
	Plan 3	9.00	1,817,552

(1)	Mr. Sherrill does not participate in any defined benefit plan sponsored by us.

(2)	Plan 1 represents the Tenneco Retirement Plan for Salaried Employees; Plan 2 represents the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan); and Plan 3 represents the Tenneco Supplemental Pension Plan for Management (which includes, for purposes of these disclosures, its predecessor plan, the Key Employee Pension Plan).

(3)	In all cases, the Named Executive’s years of service credited under the plans is less than his actual years of service with Tenneco and its predecessors.

(4)	The present value of accrued benefits were calculated as of December 31, 2008, using the RP-2000 Blended Mortality Table with a 6.20% discount rate, deferred to the unreduced retirement age, with no deferral if the participant’s age on the calculation date is greater than the unreduced retirement age. The unreduced retirement age for Plan 1 and Plan 2 is age 62 (normal retirement age is 65) and for Plan 3 is age 55 (also normal retirement age). In all cases, the Named Executive’s years of service credited under the plans is less than his actual years of service with Tenneco and its predecessors. For Plans 1 and 2, the first year of service is generally excluded as credited service under the plan. For Plan 3, the officer must earn 1,000 hours of service in order to be credited with an additional year of service under the plan.

Tenneco Retirement Plan for Salaried Employees

The benefit under the Tenneco Retirement Plan for Salaried Employees, in which all U.S. salaried employees were eligible to participate until it was frozen as to new participants on April 1, 2005, is based on the participant’s years of service, salary and age at retirement. The monthly benefit formula is 55% of the participant’s final average base pay multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by any benefits accrued under the Pactiv Retirement Plan. (In 1999, we spun off our packaging and administrative services operations. The resulting company, now known as Pactiv Corporation, became the sponsor of our then-existing qualified defined benefit plan for salaried employees. We adopted the Tenneco Retirement Plan for Salaried Employees, which is patterned after the Pactiv-sponsored plan.) The final average base pay excludes all bonus payments and is the average pay for the last 60 full months of participation in the plan. Pay is subject to the Internal Revenue Code Section 401(a)(17) pay limits. If the participant retires prior to the age of 62, the benefit is reduced by an early reduction factor.

Benefits paid under this plan are payable as an annuity only. The default form of payment for a single participant is the Single Life Annuity, and for a married participant is a Qualified 50% Joint and Survivor Annuity. Other forms of benefit payments available include the 100% Joint and Survivor Annuity, the 75% Joint and Survivor Annuity, and the Ten Year Certain and Life Annuity.

As described below, we froze this plan effective December 31, 2006 so that no future benefits will be accrued under the plan.

Tenneco Supplemental Retirement Plan

The benefit under the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan), is based on the participant’s years of service, salary and bonus and age at retirement. The purpose of the plan is to include bonuses in determining retirement payments, which cannot be done under the Tenneco Retirement Plan for Salaried Employees and which we believe provided a level of retirement benefit that was common in manufacturing companies. The monthly benefit formula is 55% of the participant’s final average compensation multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by the accrued benefits from the Tenneco Retirement Plan for Salaried Employees and the Pactiv Retirement Plan. The final average compensation for this plan is the sum of the participant’s average base pay plus the average bonus pay, where the average is determined as the highest three out of the past five calendar years. If the participant retires prior to the age of 62, the benefit will be reduced by an early reduction factor.

Benefits paid under this plan are payable as a lump sum only. To calculate the lump sum payment amount, the accrued benefit after offsets, as calculated above, is multiplied by a lump sum factor. This factor is determined using the 1994 Group Annuity Mortality Tables at an interest rate that is the average of the 30 year Treasury Bond yields for the November preceding the year of distribution.

This plan applied to our approximately top 60 managers. As described below, effective December 31, 2006, this plan was frozen as to substantially all managers so that no future benefits will be accrued under the plan. One executive did not have his benefits frozen. However, he agreed to a voluntary reduction in benefits under this plan as described below under “— 2006 Changes in Defined Benefits.”

Tenneco Supplemental Pension Plan

The accrued benefit under the Tenneco Supplemental Pension Plan (which includes, for purposes of these disclosures, its predecessor plan, the Key Employee Pension Plan), is calculated based on the participant’s years of vesting service and salary and bonus. This plan was implemented in 1999 in connection with the transactions that resulted in our becoming a stand-alone company. The plan was designed to attract and retain key management as we faced the challenges of being highly leveraged in the automotive industry. The monthly benefit formula is the number of years of vesting service multiplied by 4%, subject to a maximum of 50%, multiplied by one-twelfth of the participant’s final average compensation. This amount is then reduced by any accrued benefits from the Tenneco Retirement Plan for Salaried Employees, the Tenneco Supplemental Retirement Plan and the Pactiv Retirement Plan. The final average compensation for this plan is the sum of the participant’s base pay and bonus payments received during the last 36 months of participation in the plan. Benefits from this plan are available to the participant upon reaching age 55 without any reduction for early retirement.

Benefits paid under this plan are payable as a lump sum only. To calculate the lump sum payment amount, the accrued benefit after offsets, as calculated above, is multiplied by a lump sum factor. This factor is determined using the 1994 Group Annuity Mortality Tables at an interest rate that is the average of the 30 year Treasury Bond yields for the November preceding the year of distribution.

As described below, we froze our defined benefits plans as to substantially all of our executives at December 31, 2006. Those who were not fully vested in the Supplemental Pension Plan did not have their benefits frozen. However, they agreed to a voluntary reduction in benefits under this plan as described below under “— 2006 Changes in Defined Benefits.”

2006 Changes in Defined Benefits

In August 2006, we froze, effective December 31, 2006, our defined benefit pension plans for certain employees and replaced them with additional benefits under defined contribution plans beginning in 2007. Prior earned benefits under the defined benefit plans were, however, preserved. With the exception of certain executives who had employment contracts providing for specified benefits (all of whom voluntarily accepted a benefits reduction as described below), this freeze impacted all U.S.-based salaried employees (including executive officers) and non-union hourly employees who participated in any of the plans.

To address the loss of benefits associated with the freeze, we amended our existing qualified defined contribution plans, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee’s age. These additional contributions, which we refer to as “DB Replacement Contributions,” are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit plan in connection with the freeze. In addition, effective January 1, 2007 we implemented an unfunded non-qualified defined contribution pension plan as described in “— Compensation Discussion and Analysis — Design and Elements of Compensation — Retirement Plans.”

Two of our executive officers — Mr. Nair and Mr. Jackson — had employment agreements that provided for their participation in the Supplemental Retirement Plan (Mr. Nair and Mr. Jackson) and/or Supplemental Pension Plan (Mr. Jackson). As a result, we did not freeze these plans for these executives. Instead, each individual executive voluntarily agreed to a reduction in his retirement benefit payable under those plans and to an offset to benefits payable under those plans for DB Replacement Contributions received under the existing or new defined contribution plans. The benefits reduction increases to a maximum of 5% of the benefit that would have otherwise been paid, depending on the executive’s age at retirement.

Nonqualified Defined Contribution and Other Deferred Compensation Plans Table

The following table sets forth certain information regarding potential benefits as of the end of 2008 for the Named Executives under our nonqualified defined contribution plans.

Nonqualified Deferred Compensation

	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Earnings (Loss) in	Withdrawals/	Balance at
	in 2008	2008(1)	Distributions(2)	12/31/08(3)
Name	($)	($)	($)	($)

Mr. Sherrill	$245,453	(33,892)	$—	$301,673
Mr. Trammell	86,280	3,680	16,490	159,088
Mr. Nair	44,217	1,637	23,593	107,683
Mr. Yanos	26,867	1,049	13,532	64,048
Mr. Jackson	29,959	1,186	13,914	69,386

(1)	Reflects earnings on contributions under our non-qualified defined contribution plan based on the individual’s selected investments.

(2)	The amounts in this column reflect the portion of the bonus bank under the TAVA Plan that was paid during 2008. All of these amounts were earned and reported as part of the applicable executive’s bonus bank for periods prior to 2008.

(3)	Includes the following amounts remaining in the Named Executive’s bonus bank under the TAVA Plan after giving effect to payments for 2008, all of which were earned and reported as part of the applicable executive’s bonus bank in years prior to 2007: Mr. Trammell, $32,979, Mr. Nair, $47,185, Mr. Yanos, $27,065 and Mr. Jackson, $27,827.

We maintain a non-qualified defined contribution retirement plan. As described above in “— Compensation Discussion and Analysis — Design and Elements of Compensation — Retirement Plans,” effective January 1, 2007, our executives and other senior managers became eligible to participate in this plan, with allocations under the plan calculated the same as under the applicable existing defined contribution retirement plan (as amended), except that (i) the compensation limit in Section 401(a)(17) of the Internal Revenue Code is disregarded and awards under the TAVA Plan or any successor plan are included in calculating compensation, and (ii) there is an offset for the DB Replacement Contributions.

Other Potential Post-Employment Compensation

Change in Control Severance Benefit Plan for Key Executives

We maintain a Change in Control Severance Benefit Plan for Key Executives, which was amended and restated effective as of December 2007. The purpose of the plan is to enable us to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a “change in control” of our company.

Under the amended plan, a “change in control” happens if:

•	any person or group acquires 20% or more of our then outstanding common stock or the combined voting power of our then outstanding securities having general voting rights subject to limited exceptions,

•	our incumbent board of directors ceases to constitute a majority of our board of directors,

•	any merger, consolidation or sale of all or substantially all the assets in which our stockholders own less than 50% of the new company, or

•	we are liquidated or dissolved.

Benefits under the plan are payable to a key employee who is discharged (either actually or constructively) within two years after a change in control. Under the plan, we must pay an eligible executive a lump sum cash payment equal to one, two or three times, depending on his or her grouping under the plan, (i) his or her base salary and (ii) his or her targeted annual bonus in effect immediately prior to the change in control. In addition, we must provide the executive with (i) a pro rata bonus (payable in a lump sum), (ii) one, two or three years (depending on his or her grouping under the plan) of health and welfare benefits continuation, (iii) out placement services and (iv) all deferred compensation (payable in a lump sum). Finally, we are required to provide a tax gross up to employees whose payments under the plan become subject to the tax imposed by Section 4999 of the Internal Revenue Code (gross up payment provisions differ depending on each employee’s grouping under the plan). Benefits under this plan are not conditioned on any action by the participant.

For executives with employment agreements, except for our CEO, various terms of the Change in Control Severance Benefit Plan in effect prior to December 2007 continue to apply in terms of entitlement to cash payments and the vesting of awards. Specifically, for such executives (including Mr. Nair and Mr. Jackson), a “change in control” happens if:

•	any person or group acquires 15% or more of our voting stock and the acquisition is not approved by our then incumbent board of directors, or any person or group acquires 40% or more of our voting stock, in each case subject to limited exceptions,

•	our incumbent board of directors ceases to constitute a majority of our directors or any person elects during any 24 months new directors that represent at least 25% of our board of directors without approval of our incumbent board,

•	any merger, consolidation or sale of all or substantially all the assets of our company if a majority of our incumbent board of directors is not a majority of the board of the surviving or successor company, or

•	we are liquidated.

These executives are also entitled to a lump sum cash payment equal to three times (i) his base salary plus, (ii) the higher of (a) his average bonus for the prior three years and (b) his targeted annual bonus in effect immediately prior to the change in control. The employment agreements further provide that each of the executive’s outstanding awards under the plan or any similar benefit plan or compensation arrangement or program will be treated as exercisable, earned at target and vested immediately upon the happening of a change in control.

See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” for additional discussion of specific provisions in employment agreements regarding the calculation of benefits under this plan.

Under our 2006 Long-Term Incentive Plan (and its predecessor, the 2002 Long-Term Incentive Plan), upon a Change in Control, all options will immediately vest and remain exercisable for up to 36 months. All restrictions on outstanding restricted stock will lapse and our LTPUs shall be deemed fully earned on the date of the Change in Control and paid based on assumed achievement of targeted performance goals.

Taking into account specific provisions related to the plan contained in employment agreements, we expect that Messrs. Sherrill, Trammell, Nair, Yanos and Mr. Jackson would have become entitled to receive payments from us as follows had we experienced a change in control on December 31, 2008 (assuming termination on that date):

			Long Term	Early	Early
			Performance	Vesting of	Vesting of
	Severance	Bonus	Unit	Stock	Restricted	Other	Excise Tax and
Name	Amount	Amount	Payout(1)	Options(2)	Stock(2)	Benefits(3)	Gross-Up(4)	Total(5)

Mr. Sherrill	$5,700,000	$950,000	$247,800	$—	$545,751	$52,343	$—	$7,495,894
Mr. Trammell	1,700,000	350,000	106,200	—	79,651	96,573	—	2,332,424
Mr. Nair	3,281,250	468,750	122,720	—	112,099	118,740	—	4,103,559
Mr. Yanos	1,364,260	255,193	72,216	—	52,854	86,530	—	1,831,053
Mr. Jackson	1,898,495	235,980	64,717	—	46,429	85,770	—	2,331,391

(1)	Represents full value of all unpaid long term performance units at their payout levels that would have vested upon a change in control, based on the closing price of a share of our common stock on December 31, 2008 of $2.95.

(2)	Represents the difference between the option exercise price and the closing price of a share of our common stock on December 31, 2008 for all unvested options and the value of all unvested restricted shares based on that price.

(3)	Represents welfare benefits, outplacement services and remaining bonus bank under the TAVA Plan.

(4)	Represents 20% excise tax (where applicable), grossed up for income tax. Does not represent lost tax deductibility to the company.

(5)	The amounts presented are estimated without any allocation of amounts payable to service prior to or after the change in control.

Other Severance Benefits

Under Mr. Sherrill’s employment agreement, if he is involuntarily terminated by us other than for disability or cause or in connection with a change in control, he is entitled to receive a lump sum payment equal to two times his annual base salary (which lump sum amount would have been $1,900,000 as of December 31, 2008). We expect that Mr. Nair and Mr. Jackson would have become entitled to receive payments from us as follows had their positions been terminated by us on December 31, 2008, other than following a change in control and other than for death, disability or nonperformance of duties (assuming our board of directors agreed to vest outstanding equity-based awards upon termination):

		Long Term	Early	Early
		Performance	Vesting of	Vesting of	Health and
	Severance	Unit	Stock	Restricted	Welfare
Name	Amount(1)	Payout(1)(2)	Options(3)	Stock(3)	Benefits	Total

Mr. Nair	$2,187,500	$122,720	$—	$112,099	$22,962	$2,445,281
Mr. Jackson	1,265,663	64,717	—	46,429	19,029	1,395,838

(1)	Payable in a lump sum.

(2)	Represents full value of all unpaid long term performance units at their payout levels, based on the closing price of a share of our common stock on December 31, 2008 of $2.95.

(3)	Represents the difference between the option exercise price and the closing price of a share of our common stock on December 31, 2008 for all unvested options and the value of all unvested restricted shares based on that price.

In addition, we maintain a Severance Benefit Plan that applies to all salaried, full-time employees with at least one month of service who are terminated by us in connection with a reduction in force or similar layoff. Under this plan, eligible employees receive a severance payment in a lump sum equal to the total of (1) 1.5 weeks of pay for each full or partial year of service, (2) an additional payment from four to 12 weeks of pay based on the employee’s age at termination, and (3) an additional payment from one to 14 weeks of pay based on the employee’s pay grade at termination, subject to a maximum of 52 weeks of pay. This plan would apply to Mr. Trammell and Mr. Yanos, who we expect would have received $379,808 and $422,832, respectively, if his employment had been terminated by us on December 31, 2008 in connection with a reduction in force or similar layoff. We require participants to sign a customary release to receive benefits under this plan.

Director Compensation

The following table and related narrative shows the compensation we paid, for 2008, to each of our outside directors for all services provided to our company and its subsidiaries.

Director Compensation for 2008

		Stock
	Fees Earned	Awards(1)	Total
Name	($)	($)	($)

Mr. Cramb	$73,389	$71,488	$144,877
Mr. Letham	69,372	71,488	140,860
Mr. Macher	69,389	71,488	140,877
Mr. Porter	69,910	71,488	141,398
Mr. Price	69,922	71,488	141,410
Mr. Stecko	73,872	71,488	145,360
Mr. Takeuchi	69,327	71,488	140,815
Ms. Warner	78,372	71,488	149,860

(1)	See note 9 to our consolidated financial statements for the year ended December 31, 2008 for a description of how we compute this value. The grant date fair value of each award of restricted stock made to our directors during 2008, and the aggregate number of awards of restricted stock and options outstanding at December 31, 2008, for each director was:

		Grant Date
		Fair Value of
		Stock Awards
Name	Grant Date	($)

Mr. Cramb	1/15/2008	$71,457
Mr. Letham	1/15/2008	71,457
Mr. Macher	1/15/2008	71,457
Mr. Porter	1/15/2008	71,457
Mr. Price	1/15/2008	71,457
Mr. Stecko	1/15/2008	71,457
Mr. Takeuchi	1/15/2008	71,457
Ms. Warner	1/15/2008	71,457

	Number of	Number of
	Options	Restricted Shares
	Outstanding	Outstanding
Name	(#)	(#)

Mr. Cramb	16,475	3,010
Mr. Letham	—	3,010
Mr. Macher	—	3,010
Mr. Porter	35,000	3,010
Mr. Price	35,000	3,010
Mr. Stecko	10,000	3,010
Mr. Takeuchi	—	3,010
Ms. Warner	6,502	3,010

Fee Structure

In 2008, each outside director was paid an annual retainer fee of $50,000 for service on the Board of Directors. In general, 60% of the retainer fee is paid in the form of common stock equivalents (the “directors’ stock equivalents”), as described below, and 40% of the retainer fee is paid in cash. The outside directors also receive meeting attendance fees, committee chair and membership fees, and reimbursement of their expenses for attending meetings of the Board of Directors and its committees. The fees are generally paid in cash, but at the option of the director may be paid in directors’ stock equivalents. Outside directors receive $1,000 for each in-person meeting of the Board of Directors attended, and $500 for each telephonic meeting. Outside directors who are members of the Audit Committee or the Compensation/Nominating/Governance Committee receive $1,000 for each in-person meeting, and $500 for each telephonic meeting attended. In 2008, each outside director who served as a Chairman of the Audit Committee or the Compensation/Nominating/Governance Committee was paid a fee of $8,000 per chairmanship. Also, the lead independent director was paid a $6,000 retainer fee for serving as the chairman and primary spokesman when the Board of Directors meets in executive session. Outside directors who serve as members of the Audit Committee or Compensation/Nomination/Governance Committee are paid $4,000 per committee membership.

Common Stock Equivalents, Options and Restricted Stock

As described above, all or a portion of an outside director’s retainer fee is generally paid in common stock equivalent units. These directors’ stock equivalents are payable in cash or, at our option, shares of common stock after an outside director ceases to serve as a director. Final distribution of these amounts may be made either in a lump sum or in installments over a period of years. The directors’ stock equivalents are issued at 100% of the fair market value on the date of the grant.

Through 2005, each outside director generally received an annual grant of an option to purchase up to 5,000 shares of common stock in January. These directors’ options: (a) were granted with per share exercise prices equal to 100% of the fair market value of a share of common stock on the day the option is granted; (b) in 2005, had terms of seven years (for prior periods, the terms were ten years); and (c) generally, fully vested six months from the grant date. Once vested, the directors’ options are exercisable at any time during the option term. In December 2005, the Board of Directors determined to replace the annual option-grant program with annual awards of restricted stock. In 2008, the Compensation/Nomination/Governance Committee determined that this award should be calculated using a target value of $75,000 and paid through a yearly award of restricted stock of equivalent value. Accordingly, in January 2008, each outside director was granted 3,010 shares of restricted stock, which vest on the first anniversary of the date of grant. For 2009, no restricted shares were issued. Instead, each director will receive $75,000 in cash in January 2010.

Deferred Compensation Plan

We have a voluntary deferred compensation plan for outside directors. Under the plan, an outside director may elect, prior to commencement of the next calendar year, to have some or all of the cash portion, that is, up to 40%, or $20,000, of his or her retainer fee and some or all of his or her meeting or other fees credited to a deferred compensation account. The plan provides these directors with various investment options. The investment options include stock equivalent units of our common stock, which may be paid out in either cash or, at our option, shares of common stock.

Compensation/Nominating/Governance Committee Interlocks and Insider Participation

During fiscal 2008, Ms. Warner and Messrs. Price, Stecko and Porter served on the Compensation/Nominating/Governance Committee. From November 1998 to April 1999, Mr. Stecko served as our President and Chief Operating Officer, at a time when we held the former Tenneco Inc.’s automotive and packaging operations. Prior to that time, he served in other executive officer capacities in the former packaging operations. Mr. Stecko, having left our employment in April 1999 to become Chief Executive Officer of Packaging Corporation of America (which simultaneously purchased our former paperboard packaging operations), meets the independence standards for compensation and nominating committee membership under the NYSE listing standards.

Tenneco Inc.
Compensation/Nominating/Governance Committee
Report On Executive Compensation

The Compensation/Nominating/Governance Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation/Nominating/Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Form 10-K for the year ended December 31, 2008 and in this proxy statement.

Compensation /Nominating /Governance Committee

Roger B. Porter — Chairman
David B. Price, Jr.
Paul T. Stecko
Jane L. Warner

REPORT OF AUDIT COMMITTEE

General

The Audit Committee comprises five directors and operates under a written charter for the Audit Committee. All of the members of the Audit Committee meet the definition of independence for purposes of the NYSE listing standards. In addition, the Board has designated Messrs. Cramb and Letham as “audit committee financial experts” under the applicable SEC rules. All of the members of the Audit Committee satisfy the NYSE’s financial literacy requirements.

Report

The Audit Committee has furnished the following report:

The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended December 31, 2008 with our management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our independent auditors (“Deloitte & Touche”), the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance,” and Regulation S-X Rule 2-07, “Communication with Audit Committees.”

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence ” regarding Deloitte & Touche’s communications with the audit committee concerning independence. The Audit Committee has also discussed Deloitte & Touche’s independence from our company with Deloitte & Touche.

The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit, audit-related, tax and other non-audit fees are compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended December 31, 2008 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Audit Committee

Charles W. Cramb — Chairman
Dennis J. Letham
Frank E. Macher
Minsunobu Takeuchi
Jane L. Warner

RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
(Item 2)

The Board of Directors recommends that you vote FOR this proposal.

Financial statements of our company and our consolidated subsidiaries will be included in our Form 10-K furnished to all stockholders. The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent public accountants for us to examine our consolidated financial statements for the year ending December 31, 2009, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Deloitte & Touche LLP was engaged as our principal independent public accountants for 2002 through 2008. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

Audit, Audit-Related, Tax and All Other Fees

The following table summarizes the aggregate fees and expenses billed to us for the fiscal years ended December 31, 2008 and 2007 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”):

	2008	2007

Audit fees(a)	$5,436,292	$5,441,700
Audit-related fees(b)	14,000	348,700

Total audit and audit-related fees	5,450,292	5,790,400
Tax fees:
Compliance and tax audit support(c)	1,238,633	1,856,200
Planning and consulting(d)	65,000	249,000

Total tax fees	1,303,633	2,105,200
All other fees	—	—

	$6,753,925	$7,895,600

(a)	Audit services in 2008 and 2007 consisted of:

•	Audit of our annual financial statements including audits of subsidiary financial statements required by local country laws

•	Audit of Management’s assessment of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002

•	Reviews of our quarterly financial statements

•	Comfort letters, consents and other services related to SEC matters

•	2008 Audit fees include tax audit fees of $562,000. These fees were included in Tax fees in prior years

(b)	Audit-related services in 2008 and 2007 consisted of:

•	Employee benefit plan audits and related Form 11-K filings

(c)	Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, support and obtain government approval for amounts to be included in tax filings. Tax compliance services in 2008 and 2007 consisted of:
(Notes continued on following page.)

•	Federal, state and local income tax return assistance

•	Sales and use, property and other tax return assistance

•	Transfer pricing documentation

•	Requests for technical advice from taxing authorities

•	Assistance with tax audits and appeals

(d)	Tax planning and consulting services are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Tax planning and consulting services in 2008 and 2007 consisted of:

•	Tax advice related to intra-group transactions and restructurings

•	Tax planning related to certain foreign operations

In considering the nature of the services provided by Deloitte & Touche, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

Pre-Approval Policy

At a meeting held in September 2002, shortly after the adoption of the Sarbanes-Oxley Act of 2002 and its provisions regarding audit committee pre-approval of non-audit services provided by a public company’s independent public accountants, the Audit Committee approved the continued provision to us of audit, audit-related and tax services as described above by Deloitte & Touche. In March 2003, after the SEC’s adoption of final rules regarding provision of non-audit services by a public company’s independent public accountants, the Audit Committee adopted a pre-approval policy regarding these services. All of the services performed by Deloitte & Touche in 2008 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee at its March 2003 meeting.

The Audit Committee’s pre-approval policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that Deloitte & Touche may perform. The policy requires that, each fiscal year, a description of the services (the “Service List”) expected to be performed by Deloitte & Touche in each of the Disclosure Categories, as well as related budgeted fee amounts, be presented to the Audit Committee for approval. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence.

Any requests for audit, audit-related, tax and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year. Any proposed service exceeding 120% of the pre-approved cost level or budgeted amount requires specific additional pre-approval by the Audit Committee.

APPROVAL OF AMENDMENTS TO THE
TENNECO INC. 2006 LONG-TERM INCENTIVE PLAN
(Item 3)

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL
OF THE AMENDMENTS TO THE 2006 LONG-TERM INCENTIVE PLAN

Background and Purpose

In March 2006, we established the Tenneco Inc. 2006 Long-Term Incentive Plan (the “Plan”), which was approved by our stockholders at the 2006 annual meeting. The purposes of the Plan are to: (i) promote the long-term success of our company and its subsidiaries; (ii) attract and retain persons eligible to participate in the Plan; (iii) motivate participants in the Plan, by means of appropriate incentives, to achieve long-range goals; (iv) provide incentive compensation opportunities that are competitive with those of other similar companies; (v) further identify participants’ interests with those of our other stockholders through compensation that is based on our common stock; and (vi) thereby promote the growth in value of our equity and enhancement of long-term stockholder return.

The Plan, as originally approved, provided for the delivery of up to (a) 2 million shares of the company’s common stock plus (b) any shares of common stock available for issuance as of May 9, 2006 under the 2002 Long-Term Incentive Plan, as amended (the “2002 Plan”), plus (c) any shares that are represented by awards granted under the 2002 Plan that were forfeited, expired, canceled or were settled in cash after May 9, 2006 without delivery of shares of common stock or which resulted in the forfeiture or withholding of the shares of common stock, in any case to the extent that such shares of common stock would have been added back to the reserve under the terms of the 2002 Plan (in each case, subject to adjustment as described in the Plan) (the shares referenced in clauses (b) and (c) being collectively referred to as the “2002 Plan Shares”). The Plan as originally approved provided for delivery of a maximum of 500,000 shares for Full Value Awards (as defined below) plus the amount of 2002 Plan Shares that, under the 2002 Plan, would have been so available (subject to adjustment as described in the Plan). At March 16, 2009, 153,851 shares remained available for delivery under the Plan.

The Board of Directors wishes to ensure our continued ability to offer equity-based incentives to employees, consultants and other persons providing services to our company or its subsidiaries. The Board of Directors believes this type of compensation is critical to its ability to attract and retain highly qualified individuals and otherwise attain the goals described above. However, it does not believe it has sufficient shares available for future delivery under the Plan to accomplish these purposes.

Accordingly, on March 11, 2009, the Board of Directors approved an amendment and restatement of the Plan (the Plan before giving effect to the amendment and restatement is referred to herein as the “2006 Plan”). The amendments to the Plan would (i) increase the total number of shares of common stock available for delivery pursuant to awards granted under the Plan from 2 million plus the 2002 Plan Shares to the sum of (x) 2.3 million plus (y) any shares of common stock available for issuance under the 2006 Plan as of the date the amendments to the 2006 Plan are approved by our stockholders, plus (z) any shares of common stock that are represented by Awards outstanding under the 2002 Plan or the 2006 Plan as of that approval date that are not delivered to a participant or beneficiary because the Award expires, is forfeited or canceled, or the shares of common stock are not delivered because the Award is settled in cash, (ii) increase the number of shares of common stock available for delivery pursuant to Full Value Awards granted under the Plan by replacing the current limitation on Full Value Awards with the share counting approach described below, and (iii) provide that the total number of shares of common stock available for the grant of incentive stock options (as described below) is 2.3 million. This represents an increase in share availability under the Plan of 2.3 million. The incentive stock option limit does not affect the total number of shares available for issuance under the Plan. For purposes of determining the number of shares described under clause (z) above, the following shares of common stock would not again be made available for issuance under the Plan: (1) shares of common stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (2) shares of common stock used to pay the exercise price of an Award or withholding taxes relating to an outstanding Awards, and (3) shares of common stock repurchased on the open market with the proceeds of the Exercise Price.

Under the amended Plan’s share counting approach, shares of common stock covered by an Award shall only be counted as used to the extent that they are actually used. A share of common stock issued in connection with any Award under the Plan will reduce the total number of shares of common stock available for issuance under the Plan by one; provided, however, that (i) for Awards issued prior to the date on which our stockholders approve the amendments, a share of common stock issued in connection with a Full Value Award under the Plan will reduce the total number of shares of common stock available for issuance under the Plan by one and (ii) for Awards issued on or after that approval date, a share of common stock issued in connection with a Full Value Award under the Plan will reduce the total number of shares of common stock available for issuance under the Plan by 1.25.

For periods after March 11, 2009 but prior to the date on which our stockholders approve the amendments, to the extent any shares of common stock covered by an Award are not delivered to a participant or beneficiary because the Award expires, is forfeited or canceled, or the shares of common stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares of common stock shall not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the Plan or, if applicable, pursuant to Full Value Awards (and will be added back to the number of shares reserved on a one for one basis).

For periods on and after the date on which our stockholders approve the amendments, to the extent any shares of common stock covered by an Award are not delivered to a participant or beneficiary because the Award expires, is forfeited or canceled, or the shares of common stock are not delivered because the Award is settled in cash, such shares of common stock shall not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the Plan (and will be added back to the number of shares reserved on a one for one basis except for Full Value Awards which will be added back on a 1.25 to one basis). The following shares of common stock, however, may not again be made available for issuance as Awards under the Plan: (i) shares of common stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) shares of common stock used to pay the Exercise Price or withholding taxes relating to an outstanding Award, or (iii) shares of common stock repurchased on the open market with the proceeds of the Exercise Price.

The Board of Directors is submitting these amendments, as a single proposal, to the Company’s stockholders for approval at the 2009 Annual Meeting. Stockholder approval of the amendments of the Plan is required by the rules of the New York Stock Exchange and the inclusion of the limitation for incentive stock options is required under the Code in order for options granted as incentive stock options to receive special tax treatment. The affirmative vote of holders of a majority of the votes cast on the proposal at the Annual Meeting is required to approve the amendments of the Plan (provided the total votes cast on the proposal represent more than 50% of the outstanding shares of common stock on the record date for the Annual Meeting).

The following is a summary of the principal features of the Plan, including the amendments described above. The effective date of the Plan as originally adopted was March 21, 2006, and no new awards may be granted under the Plan after March 21, 2016 (except pursuant to commitments entered into before that ten-year anniversary). The effective date of the amendments is March 11, 2009, subject to stockholder approval at the Annual Meeting. A copy of the full text of the Plan (amended and restated effective as of March 11, 2009, subject to stockholder approval of the amendments) is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. Stockholders are urged to read the actual text of the Plan in its entirety.

Administration of the Plan; Participation

The authority to control and manage the operation and administration of the Plan will be generally vested in a committee of the Company’s Board of Directors (the “Committee”), which is selected by the

Board and must consist of two or more members of the Board. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. The Company’s current Compensation/Nominating/Governance Committee is the “Committee” for purposes of the Plan; however, as described elsewhere herein, it has delegated certain of its responsibilities with respect to compensation that is intended to be “performance-based” for purposes of Section 162(m) of the Code to an Executive Compensation Subcommittee (and, as to the delegated duties, the Subcommittee will act as the “Committee” until those duties are no longer delegated to it).

Subject to the terms of the Plan, the Committee determines from among the Eligible Individuals (as defined below) who will receive awards under the Plan (“Awards”), the number of shares of common stock subject to the Awards and the exercise price and other terms of the Awards. The persons eligible to receive Awards under the Plan are employees of the Company or its subsidiaries, consultants and other persons providing services to the Company or its subsidiaries and members of the Board of Directors (the “Eligible Individuals”), except that only employees are eligible to receive incentive stock option Awards under the Plan. As of March 16, 2009, there were approximately 21,000 persons who would be considered Eligible Individuals for the purposes of the Plan. The consideration to be received by the Company for the granting of Awards under the Plan is service to the Company or its subsidiaries.

Available Shares and Share Information

If the amendments are approved at the Annual Meeting, (i) the maximum total number of shares of common stock that may be delivered under the Plan will be increased from 2 million plus the 2002 Plan Shares to the sum of (x) 2.3 million plus (y) any shares of common stock available for issuance under the 2006 Plan as of the date on which our stockholders approve the amendments, plus (z) any shares of common stock that are represented by Awards outstanding under the 2002 Plan or the 2006 Plan as of the date on which our stockholders approve the amendments that are not delivered to a participant or beneficiary because the Award expires, is forfeited or canceled, or the shares of common stock are not delivered because the Award is settled in cash, (ii) the maximum number of shares of common stock that may be delivered under the Plan in respect of “Full Value Awards” will be increased from 500,000 plus the 2002 Plan Shares that would have been so available to a number limited by the share counting approach described below (subject to adjustment as described in the Plan), and (iii) the maximum number of shares of common stock that may be delivered under the Plan in respect of incentive stock options will be 2.3 million (subject to adjustment as described in the Plan). Shares of common stock covered by an Award will only be counted as used to the extent that they are actually used. A share of common stock issued in connection with any Award under the Plan will reduce the total number of shares of common stock available for issuance under the Plan by one; provided, however, that (i) for Awards issued prior to the date on which our stockholders approve the amendments, a share of common stock issued in connection with a Full Value Award under the Plan will reduce the total number of shares of common stock available for issuance under the Plan by one and (ii) for Awards issued on or after the date on which our stockholders approve the amendments, a share of common stock issued in connection with a Full Value Award under the Plan will reduce the total number of shares of common stock available for issuance under the Plan by 1.25. For the purposes of the Plan, “Full Value Awards” are Bonus Stock, Stock Equivalent Units, Performance Units, Restricted Stock and Restricted Stock Units (each as defined below). For purposes of determining the number of shares described under clause (z) above, the following shares of common stock would not again be made available for issuance under the Plan: (1) shares of common stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (2) shares of common stock used to pay the exercise price of an Award or withholding taxes relating to an outstanding Awards, and (3) shares of common stock repurchased on the open market with the proceeds of the Exercise Price.

The Company had an aggregate of 46,905,047 shares of common stock outstanding as of March 16, 2009. The shares of common stock with respect to which Awards may be made under the Plan will be shares of common stock currently authorized but unissued or currently held or, to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including shares of common stock purchased in the open market or in private transactions. The closing price per share of common stock on March 16, 2009, as reported by the New York Stock Exchange, was $1.93.

Certain Terms and Conditions of Awards

An Award under the Plan is subject to such terms and conditions, not inconsistent with the Plan, as the Committee prescribes. The terms and conditions of any Award to a participant are reflected in the form of written document, if any, that is determined by the Committee. A copy of a document evidencing an Award will be provided to the participant, and the Committee may, but need not, require that the participant sign a copy of the document.

Awards may be granted under the Plan as any of the following: Options; SARs; Bonus Stock Awards; Stock Equivalent Unit Awards; Restricted Stock Awards; Restricted Stock Unit Awards; and Performance Unit Awards (each as defined below).

The grant of an “Option” will entitle the participant to purchase shares of common stock at an exercise price (the “Exercise Price”) established by the Committee. An Option may be either an incentive stock option (an “ISO”) or a non-qualified stock option (an “NQO”), as determined in the discretion of the Committee. An ISO is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”). An NQO is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

A stock appreciation right (a “SAR”) entitles the participant to receive, in cash or shares of common stock, value equal to (or otherwise based on) the excess of (i) the Fair Market Value (as defined below) of a specified number of shares of common stock at the time of exercise, over (ii) an Exercise Price established by the Committee. No Option or SAR may be granted with a term that extends beyond the tenth anniversary of the grant date.

The “Exercise Price” of each Option and SAR granted is established by the Committee or determined by a method established by the Committee at the time the Option or SAR is granted; provided, however, that no Exercise Price may be less than 100% of the Fair Market Value of a share of common stock on the date of grant (or, if greater, the par value of a share of common stock). For purposes of determining the “Fair Market Value” of a share of common stock as of any date, the following rules apply: (i) if the principal market for the shares of common stock is a national securities exchange or the NASDAQ securities market, then the “Fair Market Value” as of that date shall be the average of the highest and lowest sales prices of a share of common stock on that date (or, if such day is not a business day, the next preceding business day) on the principal exchange or market on which the shares of common stock are then listed or admitted to trading; (ii) if the shares of common stock are not listed on a national securities exchange and the shares of common stock are not quoted on the NASDAQ securities market, then the “Fair Market Value” as of that date shall be the average of the highest and lowest prices of a share of common stock on that date (or, if such day is not a business day, the next preceding business day) as reported on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service; and (iii) if neither clause (i) nor (ii) is applicable, then the Fair Market Value of the shares of common stock shall be determined in good faith by the Committee.

A “Bonus Stock” Award is a grant of shares of common stock in return for previously performed services, or in return for the participant surrendering other compensation that may be due to such participant from the Company or its subsidiaries.

A “Stock Equivalent Unit” Award is a grant of a right to receive cash in an amount equal to the value of a specified number of shares of common stock, in the future, which may be (but need not be) contingent on the achievement of performance or other objectives, including without limitation continued service, during or in respect of a specified period of at least one year in duration.

A “Performance Unit” Award is a grant of a right to receive a specified number of shares, or dollar value amount of shares, of common stock, in the future, which is contingent on the achievement of performance or other objectives, including without limitation continued service, during or in respect of a specified period of at least one year in duration.

A “Restricted Stock” Award is a grant of shares of common stock, and a “Restricted Stock Unit” Award is a grant of a right to receive a specified number of shares of common stock, or cash in an amount equal to the value of a specified number of shares of common stock, in the future, with such shares of common stock or right to future delivery of such shares of common stock or payment of cash subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives, as determined by the Committee. However, the risk of forfeiture with respect to any Restricted Stock Award made to any Eligible Individual in respect of his or her employment by the Company or one of its subsidiaries will not lapse any sooner than three years after the date of grant of such Restricted Stock Award (subject, to the extent provided by the Committee, to pro rated vesting over the course of such three year period and to acceleration of vesting in the event of the participant’s death, disability, retirement, or involuntary termination or a change in control of the Company (as defined in the Plan)).

The payment of the Exercise Price of an Option granted under the Plan is subject to the following: (a) subject to clauses (b) and (c) below, the full Exercise Price for shares of common stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement not disapproved by the Committee and described in clause (c) below, payment may be made as soon as practicable after the exercise); (b) the Exercise Price shall be payable in cash, by promissory note, or by tendering, by either actual delivery of shares of common stock or by attestation, shares of the Company’s common stock owned for at least six months or acquired on the open market, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee; and (c) except as otherwise provided by the Committee, a participant may elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of common stock (or a sufficient portion of the shares of common stock) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

In the discretion of the Committee, a participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a participant. Awards may be granted as alternatives to or replacement of Awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or its subsidiaries.

An Award (other than an Option or SAR Award) may provide the participant with the right to receive dividend payments, dividend equivalent payments or dividend equivalent units with respect to shares of common stock subject to the Award.

The obligation to make payments and distributions with respect to Awards of Stock Equivalent Units, Performance Units, or Restricted Stock Units may be satisfied through cash payments, the delivery of shares of common stock, the granting of replacement Awards, or any combination thereof as the Committee determines. Satisfaction of any obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee determines.

For periods after the effective date but prior to the date on which our stockholders approve the amendments, to the extent any shares of common stock covered by an Award are not delivered to a participant or beneficiary because the Award expires, is forfeited or canceled, or the shares of common stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares of common stock shall not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the Plan or, if applicable, pursuant to Full Value Awards (and will be added back to the reserve on a one for one basis).

For periods on and after the date on which our stockholders approve the amendments, to the extent any shares of common stock covered by an Award are not delivered to a participant or beneficiary because the Award expires, is forfeited or canceled, or the shares of common stock are not delivered because the Award is settled in cash, such shares of common stock shall not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the Plan (and will be added back to the number of shares reserved on a one for one basis except for Full Value Awards which will be added back on a 1.25 to one basis). The following shares of common stock, however, may not again be made available for issuance as Awards under the Plan: (i) shares of common stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) shares of common stock used to pay the Exercise Price or withholding taxes relating to an outstanding Award, or (iii) shares of common stock repurchased on the open market with the proceeds of the Exercise Price.

All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations.

Transferability

Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the participant by will or by the laws of descent and distribution.

Certain Adjustments

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust the terms of the Plan and Awards to preserve the benefits or potential benefits of the Plan or the Awards as determined in the sole discretion of the Committee. Action by the Committee with respect to the Plan or Awards may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during a specified time); (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the Award in return for a cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the Common Stock subject to the Option or SAR at the time of the transaction over the Exercise Price).

Amendment or Termination

The Board may, at any time, amend or terminate the Plan, and may amend any award agreement under the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected participant (or, if the participant is not then living, the affected beneficiary), adversely affect the rights of any participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board. Notwithstanding the foregoing, (i) no revision of the Plan shall be made without stockholder approval, if such revision would constitute a “material revision” of the Plan for purposes of the rules of the New York Stock Exchange, Inc. or stockholder approval is otherwise required by applicable law, regulation or stock exchange rule, and (ii) except in connection with adjustments made on account of corporate transactions (as described above), the terms of outstanding Options or SARs may not be amended to reduce the exercise price and outstanding Options or SARs may not be cancelled in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

Certain Limitations on Awards and Related Matters

Subject to the provisions relating to adjustments in the case of corporate transactions and to the extent the award is intended to constitute “performance-based” compensation (as that term is used in section 162(m) of the Code), the aggregate number of shares of common stock underlying Options and SARs granted to any one individual under the Plan may not exceed 350,000 (subject to adjustments as described in the Plan) in any one calendar year period. If an Option is in tandem with a SAR, such that the exercise of the Option or SAR with respect to a share of common stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of common stock shall be counted as covering only one share of common stock for purposes of applying the limitation in the preceding sentence.

For Bonus Stock Awards, Stock Equivalent Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Unit Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than 200,000 shares of common stock and, if such Awards are denominated in cash value, no more than $4,000,000, may be subject to such Awards granted to any one individual during any one calendar year. The Committee may designate whether any such Award being granted to any participant is intended to be “performance-based compensation”. Any such Awards designated as intended to be “performance-based compensation” will be conditioned on the achievement of one or more of the following Performance Measures: (1) net earnings; (2) earnings per share; (3) net sales growth; (4) net income (before or after taxes); (5) net operating profit; (6) return measures (including, but not limited to, return on assets, capital, equity or sales); (7) cash flow (including, but not limited to, operating cash flow and free cash flow); (8) cash flow return on investments, which equals net cash flows divided by owner’s equity; (9) earnings before or after taxes, interest, depreciation and/or amortization; (10) internal rate of return or increase in net present value; (11) dividend payments to parent; (12) gross margins; (13) gross margins minus expenses; (14) operating margin; (15) share price (including, but not limited to, growth measures and total stockholder return); (16) expense targets; (17) working capital targets relating to inventory and/or accounts receivable; (18) planning accuracy (as measured by comparing planned results to actual results); (19) comparisons to various stock market indices; (20) comparisons to the performance of other companies; (21) technological achievement; (22) customer counts; (23) customer satisfaction, quality management or customer service performance; and (24) EVA®. For purposes of this Plan, “EVA®” means the positive or negative value determined by net operating profits after taxes over a charge for capital, or any other financial measure, as determined by the Committee in its sole discretion (EVA® is a registered trademark of Stern Stewart & Co.). Any Performance Measure(s) may be used to measure the performance of the Company as a whole or any business unit or Subsidiary of the Company or any combination thereof, as the Committee may deem appropriate, or any such performance as compared to the performance of a group of comparator companies, or any published or special index that the Committee, in its sole discretion, deems appropriate. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.

Change in Control

Upon the occurrence of a change in control of the Company (as defined in the Plan), unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchange, or unless the Committee shall otherwise provide in any award agreement: (a) Options and SARs will become immediately vested and exercisable and will remain exercisable for the lesser of 36 months following such change in control or the remaining maximum term of such Award; (b) any restriction imposed on Restricted Stock or Restricted Stock Units will lapse; and (c) the target payout opportunities attainable under all Bonus Stock, Stock Equivalent Unit and Performance Unit Awards will be deemed to have been fully earned as of the effective date of the change in control (based on an assumed achievement of all relevant targeted performance goals over any applicable performance period(s)) and each participant holding any such Award will be entitled to be paid in cash, within 30 days after the change in control, the total of the fair market value, determined as of immediately prior to such change in control, of any such Award held.

New Plan Benefits

Because grants under the Plan are discretionary, it is not possible to determine or estimate the benefits or amounts that will be received in the future by any Eligible Individual under the Plan, except that, as described above under “Election of Directors — Compensation of Directors,” it is anticipated that the portion of Outside Directors’ fees payable in equivalent units that may be stock-settled will be awarded under the Plan (see “Election of Directors — Compensation of Directors”).

Outstanding Awards

The following table shows, as of December 31, 2008, information regarding outstanding awards available under our compensation plans (including individual compensation arrangements) under which our equity securities may be delivered:

	(a)			(c)
	Number of		(b)	Number of
	Securities to be		Weighted-	Securities
	Issued Upon		Average Exercise	Available for
	Exercise of		Price of	Future
	Outstanding		Outstanding	Issuance
	Options,		Options,	(Excluding
	Warrants and		Warrants and	Shares in
Plan category	Rights(1)		Rights	Column (a))(1)

Equity compensation plans approved by security holders:
Stock Ownership Plan(2)	620,667	(3)	$5.73	—
2002 Long-Term Incentive Plan (as amended)(4)	1,200,226	(5)	$12.40	—
2006 Long-Term Incentive Plan(6)	1,083,252	(7)	$25.11	1,214,048
Equity compensation plans not approved by security holders:
Supplemental Stock Ownership Plan(8)	245,231	(9)	$8.56	—

(1)	Reflects the number of shares of the Company’s common stock. Does not include 220,604 shares that may be issued in settlement of common stock equivalent units that were credited to outside directors as payment for their retainer and other fees. In general, these units are settled in cash. At the option of the Company, however, the units may be settled in shares of the Company’s common stock. As of March 16, 2009, we had (a) an aggregate of 3,836,794 stock options outstanding at a weighted average exercise price of $12.75 and a weighted average remaining term of 5.01 years; (b) 671,225 shares of restricted stock outstanding; and (c) 153,851 shares remaining available for future issuance.

(2)	This plan terminated as to new awards on December 31, 2001 (except awards pursuant to commitments outstanding at that date).

(3)	At March 16, 2009, due to forfeitures since the end of 2008, outstanding awards of options, warrants, and rights granted under this plan covered the delivery of up to 619,967 shares of common stock.
(Notes continued on following page.)

(4)	This plan terminated as to new awards upon adoption of our 2006 Long-Term Incentive Plan (except awards pursuant to commitments outstanding on that date). Does not include 40,825 shares subject to outstanding restricted stock (vest over time) as of December 31, 2008 that were issued at a weighted-average issue price of $21.23 per share.

(5)	At March 16, 2009, due to forfeitures since the end of 2008, outstanding awards of options, warrants, and rights granted under this plan covered the delivery of up to 1,195,344 shares of common stock. There were 4,081 shares of restricted stock outstanding under this plan at March 16, 2009.

(6)	Does not include 413,664 shares subject to outstanding restricted stock (vest over time) as of December 31, 2008 that were issued at a weighted-average issue price of $25.05 per share. Under this plan, as of December 31, 2008, a maximum of 442,484 shares remained available for delivery under Full Value Awards.

(7)	At March 16, 2009, due to plan activity since the end of 2008, (i) outstanding awards of options, warrants, and rights granted under this plan covered the delivery of up to 1,776,252 shares of common stock, (ii) 153,851 shares remained available under the plan, of which 71,055 shares could be delivered as Full Value Awards and (iii) 667,144 shares of restricted stock were outstanding under this plan that were issued with a weighted average exercise price of $9.95.

(8)	The plan described in the table above as not having been approved by security holders is the Tenneco Inc. Supplemental Stock Ownership Plan. This plan, which terminated on December 31, 2001 as to new awards (except awards pursuant to commitments outstanding at that date), originally covered the delivery of up to 1.5 million shares of common stock held in the Company’s treasury. This plan was and continues to be administered by the Compensation/Nominating/Governance Committee. The Company’s directors, officers and other employees were eligible to receive awards under this plan, although awards under the plan were limited to the Company’s non-executive employees. Awards under the plan could take the form of non-statutory stock options, stock appreciation rights, restricted stock, stock equivalent units or performance units. All awards made under this plan were discretionary. The committee determined which eligible persons received awards and determined all terms and conditions (including form, amount and timing) of each award.

(9)	At March 16, 2009, outstanding awards of options, warrants, and rights granted under this plan covered the delivery of up to 245,231 shares of common stock.

Federal Income Tax Consequences of Awards of Options

The federal income tax discussion set forth below is included for general information only. Eligible Individuals are urged to consult their tax advisors to determine the particular tax consequences applicable to them, including the application and effect of foreign, state and local income and other tax laws.

No income results to the holder of an ISO upon the grant thereof or issuance of shares upon exercise thereof. The amount realized on the sale or taxable exchange of the shares received upon exercise of the ISO in excess of the Exercise Price will be considered a capital gain, except that, if a sale, taxable exchange or other disposition occurs within one year after exercise of the ISO or two years after the grant of the ISO (generally considered to be a “disqualifying disposition”), the participant will realize compensation, for federal income tax purposes, on the amount by which the lesser of the Fair Market Value on the date of exercise, or the amount realized on the sale of the shares, exceeds the Exercise Price. Any appreciation on the shares between the exercise date and the disposition will be taxed to the participant as capital gain. The difference between the Exercise Price and the Fair Market Value of the shares acquired at the time of exercise is a tax preference item for the purpose of calculating the alternative minimum tax on individuals under the Code. This preference amount will not be included again in alternative minimum taxable income in the year the taxpayer disposes of the stock.

No compensation will be realized by a participant holding a NQO at the time it is granted. Upon the exercise of a NQO, a participant will realize compensation for federal income tax purposes on the difference between the Exercise Price and the Fair Market Value of the shares acquired at the time of exercise.

If the participant exercises a NQO by surrendering previously owned shares of common stock, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these Options is added to the basis of the shares received. If the exercised Option is an ISO and the shares surrendered were acquired through the exercise of an ISO and have not been held for the applicable holding period, the participant will recognize income on such exchange, and the basis of the shares received will be equal to the Fair Market Value of the shares surrendered. If the applicable holding period has been met on the date of exercise of such an ISO, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

The Company recognizes no deduction at the time of grant or exercise of an ISO and recognizes no deduction at the time of grant of a NQO. The Company will recognize a deduction at the time of exercise of a NQO in an amount equal to the difference between the Exercise Price and the Fair Market Value of the shares on the date of exercise. The Company also will recognize a deduction to the extent the participant recognizes income upon a disqualifying disposition of shares underlying an ISO.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

SOLICITATION OF PROXIES AND VOTING

Stockholders may specify their choices, by following the instructions in the Notice of Internet Availability of Proxy Materials, by Internet or by Telephone, or if you request printed copies of proxy materials by mail, by signing and submitting your proxy card and returning by mail. We encourage you to submit your vote via the Internet.

All properly completed, unrevoked proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted (i) FOR the election of all nominees for election as director described in this proxy statement, (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for 2009, (iii) FOR approval of the amendments to the Tenneco Inc. 2006 Long-Term Incentive Plan, and (iv) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a later-dated proxy via the Internet or telephone), giving timely written notice of such revocation to the Corporate Secretary of our company or by attending the Annual Meeting and voting in person.

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Directions to withhold authority to vote for any director, abstentions and broker non-votes (described below) will be counted to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed.

The cost of solicitation of Proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses. Georgeson Inc., New York, New York, has been retained to assist us in the solicitation of proxies at a fee estimated not to exceed $15,000.

EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

Abstentions and “broker non-votes” (which occur when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) will be counted in determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Assuming the presence of a quorum, the affirmative vote of (1) a majority of the votes cast at the Annual Meeting (in person or by proxy) is required for the election of directors, (2) holders of a majority of the common stock present at the Annual Meeting (in person or by proxy) and entitled to vote is required to ratify Deloitte & Touche LLP as our independent public accountants for 2009, and (3) the majority of votes cast on the proposal at the Annual Meeting (in person or by proxy) is required to approve the amendments to the Tenneco Inc. 2006 Long-Term Incentive Plan, assuming the total votes cast on the proposal represent more than 50% of the outstanding common stock on the record date for the Annual Meeting.

Because the election of directors is determined on the basis of a majority of the votes cast, abstentions have no effect on the election of directors. Because the vote standard for the approval of Deloitte & Touche LLP is a majority of shares present and entitled to vote, abstentions have the effect of a vote against and broker non-votes would have no effect on the proposal. Because the vote standard for the approval of the amendments to the Tenneco Inc. 2006 Long-Term Incentive Plan is a majority of votes cast on the proposal, abstentions have the effect of a vote against and, assuming the total votes cast on the proposal represent more than 50% of the outstanding common stock on the record date for the Annual Meeting, broker non-votes would have no effect on the proposal.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this proxy statement entitled “Executive Compensation — Tenneco Inc. Compensation/Nominating/Governance Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

DIRECTIONS TO ANNUAL MEETING

If you plan to attend the annual meeting in person, below are directions to our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045.

From North
Take 294 South
Exit Route 60 (Town Line Road) (left/east)
Left on Field Drive (2nd light)
Tenneco on Left Side

From O’Hare Airport and South
Take 294 North
Exit Route 60 (Town Line Road) (right/east)
Left on Field Drive (1st light)
Tenneco on Left Side

From Downtown Chicago
Kennedy Expressway, I-90, west
To Edens Expressway, I-94, toward Milwaukee
To 294 North
Exit Route 60 (Town Line Road) (right/east)
Left on Field Drive (1st light)
Tenneco on Left Side

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals — Inclusion in Company Proxy Statement

For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2010, the proposal must be received by December 1, 2009.

Other Stockholders Proposals — Discretionary Voting Authority and By-Laws

With respect to stockholder proposals not included in the Company’s proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our By-Laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our By-Laws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than thirty days before or more than seventy days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our By-Laws, a proposal for the 2010 annual meeting not included by or at the direction of the Board must be received not earlier than January 1, 2010, nor later than February 1, 2010.

DAVID A. WARDELL
 Corporate Secretary

The Company has made available to you its Form 10-K which you may access by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to General Counsel, Tenneco Inc., 500 North Field Drive, Lake Forest, Illinois 60045.

APPENDIX A

TENNECO INC.
2006 LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective March 11, 2009)

ARTICLE 1

GENERAL

1.1.  Purpose.  The Tenneco Inc. 2006 Long-Term Incentive Plan (the “Plan”) has been established by Tenneco Inc. (the “Company”) to: (i) promote the long-term success of the Company and its Subsidiaries (as defined herein); (ii) attract and retain persons eligible to participate in the Plan; (iii) motivate Participants (as defined herein), by means of appropriate incentives, to achieve long-range goals; (iv) provide incentive compensation opportunities that are competitive with those of other similar companies; (v) further identify Participants’ interests with those of the Company’s other stockholders through compensation that is based on the Company’s common stock; and (vi) thereby promote the growth in value of the Company’s equity and enhancement of long-term stockholder return. The following provisions constitute an amendment, restatement and continuation of the Plan effective as of March 11, 2009.

1.2.  Participation.  Subject to the terms and conditions of the Plan, the Committee (as defined herein) shall determine and designate, from time to time, from among the Eligible Individuals (as defined herein), including without limitation transferees of Eligible Individuals to the extent the transfer is permitted by the Plan and the applicable Award Agreement (as defined herein), those persons who will be granted one or more Awards (as defined herein) under the Plan, and thereby become “Participants” in the Plan.

1.3.  Operation and Administration.  The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Article 5 (relating to operation and administration).

ARTICLE 2

CERTAIN DEFINED TERMS

As used in this Plan, the following terms shall have the meanings set forth or referenced below. In addition, other terms may be defined in the other Articles and Sections of this Plan, and, unless the context otherwise requires, shall have the specified meanings throughout the Plan:

(a) Approval Date.  The term “Approval Date” means the date on which the Plan, as amended and restated effective as of March 11, 2009, is approved by the Company’s stockholders.

(b) Award.  The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Bonus Stock Awards, Stock Equivalent Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Unit Awards.

(c) Board.  The term “Board” means the Board of Directors of the Company.

(d) Change in Control.  The term “Change in Control” means any of the following events (but no event other than one of the following events):

(1) any person, alone or together with any of its affiliates or associates, becomes the beneficial owner, directly or indirectly, of securities of the Company representing (A) twenty percent (20%) or more of either the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities having general voting rights, and a majority of the Incumbent Board does not approve the acquisition, or (b) forty percent (40%) or more of either the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities having general voting rights; provided, however, that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this clause (1) solely because the requisite percentage of either the

Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities having general voting rights is acquired by one or more employee benefit plans maintained by the Company or any of its subsidiaries; or

(2) members of the Incumbent Board cease to constitute a majority of the Board; or

(3) the consummation of any plan of merger, consolidation, share exchange or combination between the Company and any person, including without limitation becoming a subsidiary of any other person, or the consummation of any sale, exchange or other disposition of all or substantially all of the Company’s assets (any such transaction, a “Business Combination”) without all or substantially all of the persons who are the beneficial owners of the then outstanding shares of the common stock of the Company (“Outstanding Common Stock”) or of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination constituting the beneficial owners, directly or indirectly, of fifty percent (50%) or more of, respectively, the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be; or

(4) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.

(e) Code.  The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(f) Common Stock.  The term “Common Stock” means the Company’s common stock, par value $.01 per share.

(g) Covered Employee.  The term “Covered Employee” means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is a “covered employee,” as defined in Code Section 162(m) and the regulations promulgated under Code Section 162(m).

(h) Effective Date.  The term “Effective Date” has the meaning set forth in Section 5.1.

(i) Eligible Individual.  For purposes of the Plan, the term “Eligible Individual” means any employee of the Company or a Subsidiary, any consultant or other person providing services to the Company or a Subsidiary and any member of the Board; provided, however, that an incentive stock option may only be granted to an employee of the Company or a Subsidiary.

(j) Fair Market Value.  For purposes of determining the “Fair Market Value” of a share of Common Stock as of any date, the following rules shall apply:

(i) If the principal market for the shares of Common Stock is a national securities exchange or the NASDAQ securities market, then the “Fair Market Value” as of that date shall be the average of the highest and lowest sales prices of a share of Common Stock on that date (or, if such day is not a business day, the next preceding business day) on the principal exchange or market on which the shares of Common Stock are then listed or admitted to trading.

(ii) If the shares of Common Stock are not listed on a national securities exchange and the shares of Common Stock are not quoted on the NASDAQ securities market, then the “Fair Market Value” as of that date shall be the average of the highest and lowest prices of a share of Common Stock on that date (or, if such day is not a business day, the next preceding business day) as reported on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(iii) If subparagraphs (i) and (ii) next above are otherwise inapplicable, then the Fair Market Value of the shares of Common Stock shall be determined in good faith by the Committee.

(k) Incumbent Board.  The “Incumbent Board” shall consist of the following persons:

(i) the members of the Board on the Effective Date, to the extent that they continue to serve as members of the Board; and

(ii) any individual who becomes a member of the Board after the Effective Date, (1) upon the death or disability or retirement of, and as the successor to or replacement for, a member of the Board or (2) if his or her election or nomination for election as a director is approved by a vote of at least a majority of the then Incumbent Board, except that a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company shall not be considered a member of the Incumbent Board for purposes of this clause (2).

(l) Participants.  The term “Participants” has the meaning set forth in Section 1.2.

(m) Performance Measure.  The term “Performance Measure” means any of the following: (1) net earnings; (2) earnings per share; (3) net sales growth; (4) net income (before or after taxes); (5) net operating profit; (6) return measures (including, but not limited to, return on assets, capital, equity or sales); (7) cash flow (including, but not limited to, operating cash flow and free cash flow); (8) cash flow return on investments, which equals net cash flows divided by owner’s equity; (9) earnings before or after taxes, interest, depreciation and/or amortization; (10) internal rate of return or increase in net present value; (11) dividend payments to parent; (12) gross margins; (13) gross margins minus expenses; (14) operating margin; (15) share price (including, but not limited to, growth measures and total stockholder return); (16) expense targets; (17) working capital targets relating to inventory and/or accounts receivable; (18) planning accuracy (as measured by comparing planned results to actual results); (19) comparisons to various stock market indices; (20) comparisons to the performance of other companies; (21) technological achievement; (22) customer counts; (23) customer satisfaction, quality management or customer service performance; and (24) EVA®. For purposes of this Plan, “EVA®” means the positive or negative value determined by net operating profits after taxes over a charge for capital, or any other financial measure, as determined by the Committee in its sole discretion. (EVA® is a registered trademark of Stern Stewart & Co.)

(n) Subsidiary.  The term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee. For purposes of the grant of incentive stock options, the term “Subsidiary” means a subsidiary corporation within the meaning of Code Section 424(f).

(o) 2002 Plan.  The term “2002 Plan” means the Tenneco Automotive Inc. 2002 Long-Term Incentive Plan.

(p) 2006 Plan.  The term “2006 Plan” means the Tenneco Inc. 2006 Long-Term Incentive Plan, before giving effect to the amendments reflected herein.

ARTICLE 3

OPTIONS AND SARS

3.1.  Certain Definitions.

(a) The grant of an “Option” entitles the Participant to purchase shares of Common Stock at an Exercise Price (as defined herein) established by the Committee. Any Option granted under this Article 3 may be either an incentive stock option (an “ISO”) or a non-qualified stock option (an “NQO”), as determined in the discretion of the Committee. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b). An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in Code Section 422(b).

(b) A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or shares of Common Stock (as determined in accordance with Section 5.2), value equal to (or otherwise based on) the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise; over (ii) an Exercise Price established by the Committee.

3.2.  Exercise Price.  The “Exercise Price” of each Option and SAR granted under this Article 3 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; provided, however, that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant (or, if greater, the par value of a share of Common Stock).

3.3.  Exercise.  An Option and an SAR granted under this Article 3 shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee; provided, however, that no Option or SAR shall be exercisable after the tenth anniversary of the date as of which such Award was granted.

3.4.  Payment of Option Exercise Price.  The payment of the Exercise Price of an Option granted under this Article 3 shall be subject to the following:

(a) Subject to the following provisions of this Section 3.4, the full Exercise Price for shares of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement not disapproved by the Committee and described in Section 3.4(c), payment may be made as soon as practicable after the exercise).

(b) The Exercise Price shall be payable to the Company in full either: (i) in cash or its equivalent, (ii) by tendering (either by actual delivery or attestation) previously acquired shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (provided that the shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Exercise Price or must have been purchased on the open market), (iii) by a combination of (i) and (ii), or (iv) by any other method approved by the Committee in its sole discretion at the time of grant and as set forth in the Award Agreement.

(c) Except as otherwise provided by the Committee, a Participant may elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares of Common Stock) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

3.5.  Settlement of Award.  Settlement of Options and SARs is subject to the provisions of Section 5.7.

ARTICLE 4

OTHER STOCK-RELATED AWARDS

4.1.  Certain Definitions.

(a) A “Bonus Stock” Award is a grant of shares of Common Stock in return for previously performed services, or in return for the Participant surrendering other compensation that may be due to such Participant from the Company or a Subsidiary.

(b) A “Stock Equivalent Unit” Award is a grant of a right to receive cash in an amount equal to the value of a specified number of shares of Common Stock, in the future, which may be contingent on the achievement of performance or other objectives, including without limitation continued service, during or in respect of a specified period of at least one year in duration.

(c) A “Performance Unit” Award is a grant of a right to receive a specified number of shares, or dollar amount of shares, of Common Stock, in the future, which is contingent on the achievement of performance or other objectives, including without limitation continued service, during or in respect of a specified period of at least one year in duration.

(d) A “Restricted Stock” Award is a grant of shares of Common Stock, and a “Restricted Stock Unit” Award is a grant of a right to receive a specified number of shares of Common Stock, or cash in an amount equal to the value of a specified number of shares of Common Stock, in the future, with such shares of Common Stock or right to future delivery of such shares of Common Stock or payment of cash subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee. Notwithstanding the foregoing, the risk of forfeiture with respect to any Restricted Stock Award made to any Eligible Individual in respect of his or her employment by the Company or a Subsidiary shall not lapse any sooner than three years after the date of grant of such Restricted Stock Award (subject, to the extent provided by the Committee, to pro rated vesting over the course of such three year period and to acceleration of vesting in the event of the Participant’s death, disability, retirement, or involuntary termination or a Change in Control).

4.2.  Restrictions on Awards.  Each Bonus Stock Award, Stock Equivalent Unit Award, Restricted Stock Award, Restricted Stock Unit Award and Performance Unit Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may designate whether any such Award being granted to any Participant is intended to be “performance-based compensation” as that term is used in Code Section 162(m). Any such Awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures, to the extent required by Code Section 162(m). For Awards under this Section 4.2 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code Section 162(m). Any Performance Measure(s) may be used to measure the performance of the Company as a whole or any business unit or Subsidiary of the Company or any combination thereof, as the Committee may deem appropriate, or any such performance as compared to the performance of a group of comparator companies, or any published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Award made under this Article 4 based on the achievement of performance goals pursuant to the Performance Measures specified herein. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees intended to qualify as “performance-based compensation,” they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility. Awards that are designed to qualify as “performance-based compensation,” and that are held by Covered Employees, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward). In the event that applicable tax and/or securities laws change to permit Board or Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Board and Committee shall have the discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards under this Article 4 that shall not qualify as “performance-based compensation,” the Committee may make such grants without satisfying the requirements of Code Section 162(m).

ARTICLE 5

OPERATION AND ADMINISTRATION

5.1.  Effective Date; Approval Date and Effect on 2006 Plan.  Subject to the provisions of Section 5.2, the Plan, as amended and restated as of March 11, 2009, shall be effective as of the date that such amendment and restatement is adopted by the Board (the “Effective Date”); provided, however, that Awards granted after the Effective Date and prior to the Approval Date under the Plan will be contingent on approval of the amendment and restatement of the Plan by the Company’s stockholders (unless shares were available for such Awards under the 2006 Plan prior to the Effective Date). The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after March 21, 2016 (except for Awards granted pursuant to commitments entered into prior to such date). From and after the Approval Date, no further awards will be made under the 2006 Plan. No further awards have been made under the 2002 Plan since the date of stockholder approval of the 2006 Plan. Any awards made under the 2006 Plan or the 2002 Plan shall continue to be subject to the terms and conditions of the 2006 Plan or 2002 Plan, respectively. If the Approval Date does not occur, Awards may continue to be made under the 2006 Plan.

5.2.  Plan and Other Limitations.  The Awards that may be granted under the Plan shall be subject to the following:

(a) The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares of Common Stock currently authorized but unissued or currently held or, to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including shares of Common Stock purchased in the open market or in private transactions.

(b) Until the Approval Date occurs, the maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries shall be determined under the provisions of the 2006 Plan and, if the Approval Date does not occur, the maximum number of shares of Common Stock that may be delivered under the Plan shall be determined in accordance with the provisions of the 2006 Plan, except as otherwise provided herein.

(c) If the Approval Date occurs and subject to the provisions of this Section 5.2, the maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of (i) 2,300,000 shares of Common Stock, plus (i) any shares of Common Stock available for issuance as of the Approval Date under the 2006 Plan, plus (iii) any shares of Common Stock that are represented by awards outstanding under the 2002 Plan or the 2006 Plan as of the Approval Date that are not delivered to a Participant or beneficiary because the award expires, is forfeited or canceled, or the shares of Common Stock are not delivered because the Award is settled in cash; provided, however that the following shares of Common Stock may not again be made available for issuance as Awards under the Plan pursuant to this subparagraph : (a) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (2) shares of Common Stock used to pay the Exercise Price or withholding taxes relating to an outstanding Award, or (3) shares of Common Stock repurchased on the open market with the proceeds of the Exercise Price.

(d) Shares of Common Stock covered by an Award shall only be counted as used to the extent that they are actually used. A share of Common Stock issued in connection with any Award under the Plan shall reduce the total number of shares of Common Stock available for issuance under the Plan by one; provided, however, that (i) for Awards issued prior to the Approval Date, a share of Common Stock issued in connection with a Full Value Award under the Plan shall reduce the total number of shares of Common Stock available for issuance under the Plan by one and (ii) for Awards issued on or after the Approval Date, a share of Common Stock issued in connection with a Full Value Award under the Plan shall reduce the total number of shares of Common Stock available for issuance under the Plan by 1.25. For the purposes of this Plan, “Full Value Awards” shall be Awards of Bonus Stock, Stock

Equivalent Units, Performance Units, Restricted Stock or Restricted Stock Units. The maximum number of shares of Common Stock that may be delivered to Participants pursuant to ISOs is 2,300,000.

(e) To the extent provided by the Committee, any Award of Stock Equivalent Units, Performance Units or Restricted Stock Units may be settled in cash rather than shares of Common Stock.

(i) For periods after the Effective Date but prior to the Approval Date, the provisions of this Section 5.2(e)(i) shall apply. To the extent any shares of Common Stock covered by an Award are not delivered to a Participant or beneficiary because the Award expires, is forfeited or canceled, or the shares of Common Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares of Common Stock shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan or, if applicable, pursuant to Full Value Awards (and, for the avoidance of doubt, shall be added back to the number of shares reserved on a one for one basis).

(ii) For periods on and after the Approval Date, the provisions of this Section 5.2(e)(ii) shall apply. To the extent any shares of Common Stock covered by an Award are not delivered to a Participant or beneficiary because the Award expires, is forfeited or canceled, or the shares of Common Stock are not delivered because the Award is settled in cash, such shares of Common Stock shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan (and, for the avoidance of doubt, shall be added back to the number of shares reserved on a one for one basis except for Full Value Awards which shall be added back on a 1.25 to one basis). The following shares of Common Stock, however, may not again be made available for issuance as Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) shares of Common Stock used to pay the Exercise Price or withholding taxes relating to an outstanding Award, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the Exercise Price.

(f) Subject to Section 5.2(g), the following additional limitations are imposed under the Plan.

(i) For Awards granted pursuant to Article 3 (relating to Options and SARs, including ISOs) that are intended to constitute “performance-based compensation” (as that term is used for purposes of Code Section 162(m)), no more than 350,000 (Three Hundred Fifty Thousand) shares of Common Stock may be subject to such Awards granted to any one individual during any one calendar year. If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Common Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Common Stock shall be counted as covering only one share of Common Stock for purposes of applying the limitations of this subparagraph (i).

(ii) For Awards granted pursuant to Article 4 that are intended to be “performance-based compensation” (as that term is used for purposes of Code Section 162(m)), no more than 200,000 (Two Hundred Thousand) shares of Common Stock and, if such Awards are denominated in cash value, no more than $4,000,000, may be subject to such Awards granted to any one individual during any one calendar year (regardless of whether settlement of the Award is to occur prior to, at the time of or after the time of vesting). If, after shares have been earned, the delivery is deferred, any additional shares attributable to dividends or other amounts attributable to actual or deemed earnings or other investment experience during the deferral period shall be disregarded. Unless otherwise indicated by the Committee at the time of grant, all Awards granted pursuant to Article 4 for which the vesting or payment are conditioned on achievement of one or more Performance Measures shall be deemed to be intended to be “performance-based compensation” for the purposes of Code Section 162(m).

(g) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust the terms of the Plan and Awards to preserve the benefits or potential benefits of the Plan or the Awards as determined in the sole discretion of the Committee. Action by the Committee with respect to the Plan or Awards under this Section 5.2(g) may include, in its sole discretion: (i) adjustment of the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during any specified time as described above); (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the Award in return for a cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the Common Stock subject to the Option or SAR at the time of the transaction over the Exercise Price). Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, any adjustment to any Award under this Section 5.2(g), including but not limited to any adjustment to any Option or SAR, shall be exempt from, or compliant with, the requirements of Code Section 409A and the Treasury regulations issued thereunder.

5.3.  General Restrictions.  Delivery of shares of Common Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange.

5.4.  Tax Withholding.  All distributions under the Plan shall be subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant, (b) through the surrender of shares of Common Stock which the Participant already owns, or (c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan; provided, however, that such shares of Common Stock under this Section 5.4(c) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including without limitation payroll taxes, that are applicable to such supplemental taxable income).

5.5.  Grant and Use of Awards.  In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of Awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion shares of common stock of which is acquired by the Company or a Subsidiary). The Committee may use available shares of Common Stock hereunder as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, any replacement or substitution of any outstanding Award under the

Plan shall be exempt from, or compliant with, the requirements of Code Section 409A and the Treasury regulations issued thereunder.

5.6.  Dividends and Dividend Equivalents.  An Award (other than an Option or a SAR Award) may provide the Participant with the right to receive dividend payments, dividend equivalent payments or dividend equivalent units with respect to shares of Common Stock subject to the Award (both before and after the shares of Common Stock subject to the Award are earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or shares of Common Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Common Stock or Common Stock equivalents, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Common Stock equivalents.

5.7.  Settlement of Awards.  The obligation to make payments and distributions with respect to Awards of Stock Equivalent Units, Performance Units or Restricted Stock Units may be satisfied through cash payments, the delivery of shares of Common Stock, the granting of replacement Awards, or any combination thereof as the Committee shall determine. Satisfaction of any obligations to make payments or distributions under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary and except as expressly provided in the applicable Award Agreement (i) settlement of any Performance Unit with a performance period no greater than one calendar year shall be made after the end of the performance period; and (ii) settlement of any Performance Unit with a performance period greater than one calendar year, granted after December 31, 2009, shall be made after the end of the performance period.

5.8.  Transferability.  Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

5.9.  Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Committee at such times, in such form and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

5.10.  Agreement With Company.  An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document, if any, as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

5.11.  Action by Company or Subsidiary.  Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

5.12.  Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

5.13.  Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the shares of Common Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any participating individual the right to be retained in the employ or continued service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

5.14.  Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

ARTICLE 6

CHANGE IN CONTROL

Subject to the provisions of Section 5.2(g) (relating to certain adjustments), upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchange, or unless the Committee shall otherwise provide in the Award Agreement:

(a) any and all Options and SARs granted hereunder shall become immediately vested and exercisable and shall remain exercisable for the lesser of 36 months following such Change in Control or the remaining maximum term of such Award (regardless of whether the applicable Participant’s employment or directorship is terminated upon or after such Change in Control);

(b) any period of restriction and restrictions imposed on Restricted Stock or Restricted Stock Units granted hereunder shall lapse; and

(c) the target payout opportunities attainable under all Bonus Stock, Stock Equivalent Unit and Performance Unit Awards granted hereunder shall be deemed to have been fully earned as of the effective date of the Change in Control (based on an assumed achievement of all relevant targeted performance goals over any applicable performance period(s)) and each Participant holding any such Award shall be entitled to be paid in cash, within 30 days after the Change in Control, the total of the fair market value, determined as of immediately prior to such Change in Control, of any such Award which he or she held immediately prior to such Change in Control.

ARTICLE 7

COMMITTEE

7.1.  Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Article 7. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board. From and after the Effective Date, unless removed by the Board or unless said committee no longer exists, the Company’s Compensation/Nominating/Governance Committee shall be the Committee for purposes of this Plan. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

7.2.  Powers of Committee.  The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares of Common Stock or other amounts covered by the Awards, to establish the terms, conditions, performance criteria, restrictions and other provisions of such Awards and (subject to the restrictions imposed by Article 8) to cancel or suspend Awards.

(b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c) The Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the certificate of incorporation and by-laws of the Company, and applicable state corporate law.

7.3.  Delegation by Committee.  Except to the extent prohibited by applicable law or the applicable rules of a securities exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

7.4.  Information to be Furnished to Committee.  The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an individual’s employment or service, termination of employment or service, leave of absence, reemployment or recommencement of service and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

ARTICLE 8

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to Section 5.2(g) shall not be subject to the foregoing limitations of this Article 8. Notwithstanding anything herein to the contrary, (i) no revision of the Plan shall be made without stockholder approval if such revision would constitute a “material revision” of the Plan for purposes of the rules of the New York Stock Exchange, Inc. or stockholder approval is otherwise required by applicable law, regulation or stock exchange rule, and (ii) except in connection with adjustments made in accordance with Section 5.2(f), the terms of outstanding Options or SARs may not be amended to reduce the exercise price and outstanding Options or SARs may not be cancelled in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

ARTICLE 9

MISCELLANEOUS

9.1.  Governing Law.  The validity, construction and effect of the Plan, and any actions taken or relating to the Plan, shall be determined in accordance with the laws of the State of Illinois and applicable federal law.

9.2.  Severability.  If for any reason any provision or provisions of the Plan are determined invalid or unenforceable, the validity and effect of the other provisions of the Plan shall not be affected thereby.

ARTICLE 10

CODE SECTION 409A

10.1.  Time and Form of Settlement.  The time and form of settlement of Stock Equivalent Unit Awards, Restricted Stock Unit Awards, and Performance Unit Awards granted under the Plan shall be made in accordance with the Plan and applicable Award Agreement, provided that with respect to termination of employment for reasons other than death, the settlement at such time can be characterized as a ‘short-term deferral’ for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the settlement cannot be so characterized, and the Participant is a ‘specified employee’ under Code Section 409A, such portion of the settlement shall be delayed until the earlier to occur of the Participant’s death or the date that is six months and one day following the Participant’s termination of employment (the ‘Delay Period’). Upon the expiration of the Delay Period, all settlements and benefits delayed pursuant to this Section 10.1 shall be paid to the Participant in a lump sum payment and any remaining settlements due under the applicable Award Agreement shall be settled at the same time and in the same form as such amounts would have been settled in accordance with their original settlement schedule under such Award Agreement, provided such settlement complies with the terms of the Plan. For purposes of the Plan and any applicable Award Agreement, the terms ‘terminated,’ ‘terminates,’ ‘termination of employment’ and variations thereof, as used in the Plan and any applicable Award Agreement in relation to the settlement of any Award, are intended to mean a termination of employment that constitutes a ‘separation from service’ under Code Section 409A.

10.2  Prohibition on Acceleration of Payment.  Except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder, the time or schedule of any payment or amount scheduled to be paid pursuant to this Plan or an applicable Award Agreement may not be accelerated.

10.3  Savings Clause.  Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, to the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A, it is the intent of the parties to the applicable Award Agreement that such Award Agreement incorporate the terms and conditions necessary to avoid the consequences specified in Code Section 409A(a)(1) and that such Award Agreement and the terms of the Plan as applicable to such Award be interpreted and construed in compliance with Code Section 409A and the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Committee intend to administer the Plan so that it will comply with the requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the

Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.”

IN WITNESS WHEREOF, the Company has caused the Plan to be executed on its behalf by its respective officer thereunder duly authorized, on the day and year set forth below.

TENNECO INC.

By:	/s/ Gregg M. Sherrill

Its:	Chairman and Chief Executive Officer

Date: As of March 11, 2009

NOTICE OF ANNUAL
MEETING AND
PROXY STATEMENT

Annual Meeting
of Stockholders
May 13, 2009

Tenneco Inc.
500 North Field Drive, Lake Forest, Illinois 60045

Tenneco Inc.
500 North Field Drive
Lake Forest, Illinois 60045

March 31, 2009

Dear Benefit Plan Participant:

The Annual Meeting of the Stockholders of Tenneco Inc. is scheduled to be held Wednesday, May 13, 2009, at 10:00 a.m., local time, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045. A Notice and proxy statement, which is being sent to all benefit plan participants in connection with the Annual Meeting, is enclosed for your information.

Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing this proxy card you instruct the benefit plan trustee (the “Trustee”) how to vote the shares of Tenneco Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions. Please submit your vote by May 10, 2009 so that the Trustee can vote the shares in your benefit plan account in accordance with your instructions.

If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account, FOR the election of the nominees for director named in the proxy statement, FOR the approval of the appointment of Deloitte & Touche LLP as independent public accountants for 2009, FOR the approval of the amendment to the Tenneco Inc. 2006 Long-Term Incentive Plan, and in the discretion of the proxies on all other matters as may be properly brought before the Annual Meeting.

If you do not return your executed form of proxy to the Trustee, then your shares can be voted by the Trustee only in accordance with the requirements of your benefit plan, which may or may not reflect your views.

Your vote is confidential and will not be disclosed except as required by law.

Your vote is important. Please send your executed form of proxy card with your voting instructions at your earliest opportunity. For your convenience, a return envelope is enclosed.

YOUR BENEFITS COMMITTEE

TENNECO INC. 500 N. FIELD DRIVE LAKE FOREST, IL 60045 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M11496 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TENNECO INC. The Board of Directors recommends a vote “FOR” Items 1, 2 and 3. Vote On Directors 1. Election of 10 Director Nominees Nominees: For Against Abstain 1a) Charles W. Cramb 0 0 0 Vote On Proposals For Against Abstain 1b) Dennis J. Letham 0 0 0 2. Approve appointment of Deloitte & Touche LLP 0 0 0 as independent public accountants for 2009. 1c) Frank E. Macher 0 0 0 3. Approve amendment of the Tenneco Inc. 2006 0 0 0 Long-Term Incentive Plan to increase shares available by 2.3 million, with each share 1d) Hari N. Nair 0 0 0 underlying an award counting as one share (provided that each share underlying a full value 1e) Roger B. Porter 0 0 0 award counts as 1.25 shares) against the total plan availability. 1f) David B. Price, Jr. 0 0 0 4. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the 1g) Gregg M. Sherrill 0 0 0 meeting (or any adjournment or postponement thereof). 1h) Paul T. Stecko 0 0 0 1i) Mitsunobu Takeuchi 0 0 0 1j) Jane L. Warner 0 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. TENNECO INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The Stockholder(s) hereby appoint(s) Gregg M. Sherrill and David A. Wardell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Tenneco Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central time, on Wednesday, May 13, 2009, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.